Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

MTY FRANCHISING USA, INC.,

GRILL MERGER SUB, INC.

and

BBQ HOLDINGS, INC.

August 8, 2022

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Annex I	Conditions to the Offer
Exhibit A	Articles of Incorporation

-iii-

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	Section 8.1(a)
Acquisition Agreement	Section 5.4(d)
Adverse Recommendation Change	Section 5.4(d)
Affiliate	Section 8.1(b)
Agreement	Preamble
Articles of Merger	Section 1.5
Associated Party	Section 8.1(c)
Balance Sheet Date	Section 3.11(a)
Book-Entry Shares	Section 2.1(c)(ii)
Business Day	Section 8.1(d)
Certificates	Section 2.1(c)(ii)
Chosen Courts	Section 8.5
Claim	Section 5.6(b)
Closing	Section 1.4
Closing Date	Section 1.4
Code	Section 2.2(f)
Common Stock	Recitals
Company	Preamble
Company Assets	Section 3.7
Company Benefit Plan	Section 3.15(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Schedule	Article III
Company Equity Awards	Section 2.3(c)
Company Equity Plans	Section 8.1(e)
Company Financial Advisor	Section 3.32
Company Material Adverse Effect	Section 8.1(f)
Company Option	Section 2.3(a)
Company Organizational Documents	Section 8.1(g)
Company Permits	Section 3.25(a)
Company Restricted Stock Awards	Section 2.3(b)
Company SEC Reports	Section 8.1(h)
Compensation Committee	Section 5.15
Confidentiality Agreement	Section 5.3(b)
Contract	Section 8.1(h)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.5
Employee	Section 5.5(a)
Enforceability Exceptions	Section 8.1(k)
Environmental and Safety Laws	Section 8.1(l)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 8.1(m)
Exchange Act	Section 3.6(b)
Excluded Shares	Section 2.1(b)

-iv-

Term	Section
Expenses	Section 5.10
Expiration Time	Section 1.1(c)
FDDs	Section 3.23(g)
Franchise Agreement	Section 8.1(l)
Franchisee	Section 8.1(o)
GAAP	Section 3.10(a)(ii)
Governmental Authority	Section 8.1(p)
Governmental Authorizations	Section 3.6
Guarantee	Section 4.7
Guarantor	Recitals
Hazardous Materials	Section 8.1(q)
HSR Act	Section 3.6(d)
Incidental Inbound License	Section 8.1(r)
Incidental Outbound License	Section 8.1(s)
Indemnitee or Indemnitees	Section 5.6(a)
Initial Expiration Time	Section 1.1(c)
Intellectual Property	Section 8.1(t)
Intervening Event	Section 8.1(u)
IRS	Section 3.15(b)
Knowledge	Section 8.1(v)
Law	Section 8.1(w)
Legal Actions	Section 3.13
Lender Consent	Section 5.11
Liabilities, Liability	Section 3.11
Liens	Section 8.1(w)
Master Franchise Rights	Section 3.14(b)
Material Contracts	Section 3.14
Material FDDs	Section 3.23(g)
Maximum Premium	Section 5.6(c)
MBCA	Recitals
Merger	Recitals
Merger Consideration	Section 2.1(c)(i)
Merger Sub	Preamble
Merger Transactions	Recitals
Minimum Condition	Annex I
Nasdaq	Section 1.1(d)
New Plan	Section 5.5(a)
Non-Party Affiliates	Section 8.17
Notice Period	Section 5.4(e)(iii)
Offer	Recitals
Offer Acceptance Time	Section 1.1(e)
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(i)

-v-

Term	Section
Offer Price	Recitals
Option Consideration	Section 2.3(a)
Orders	Section 8.1(y)
Outside Date	Section 7.2(a)
Owned Intellectual Property	Section 8.1(z)
Parent	Preamble
Parent Assets	Section 4.4
Parent Material Adverse Effect	Section 8.1(aa)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Payoff Amount	Section 5.11
Payoff Letter	Section 5.11
Permits	Section 3.25(a)
Permitted Lien	Section 8.1(cc)
Person	Section 8.1(dd)
Personal Data	Section 8.1(ee)
Preferred Stock	Section 3.8(a)
Principal Supplier	Section 3.14(l)
PTO	Section 5.5(b)
Real Property Leases	Section 3.21(c)
Representatives	Section 8.1(gg)
Rights or rights	Section 8.1(hh)
Schedule 14D-9	Section 1.2
Schedule TO	Section 1.1(i)
SEC	Section 3.6(b)
Securities Act	Section 3.9
Shareholder List Date	Section 1.2(c)
Special Committee	Section 3.3(c)
Subject Indebtedness	Section 5.11
Subsidiary	Section 8.1(ii)
Superior Proposal	Section 8.1(jj)
Support Agreements	Recitals
Surviving Bylaws	Section 1.9
Surviving Charter	Section 1.8
Surviving Corporation	Section 1.3
Takeover Law	Section 3.34
Takeover Proposal	Section 8.1(kk)
Tax Returns	Section 8.1(ll)
Taxes	Section 8.1(mm)
Termination Fee	Section 7.6(c)
Trade Secrets	Section 8.1(nn)
Trademarks	Section 8.1(oo)
Willful and Material Breach	Section 8.1(pp)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2022 (this “Agreement”), is by and among MTY Franchising USA, Inc., a Tennessee corporation (“Parent”), Grill Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and BBQ Holdings, Inc., a Minnesota corporation (the “Company”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Parent, upon the terms and subject to the conditions set forth in this Agreement, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be extended and amended from time to time as permitted under, or required by, this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) at a price per share of $17.25 (such amount, or any other amount per share paid in the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of Taxes;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Merger Sub shall, in accordance with Section 302A.613(4) of the Minnesota Business Corporation Act (the “MBCA”) merge with and into the Company (the “Merger”), with the Company surviving the Merger and pursuant to which each share of Common Stock that is not validly tendered and irrevocably accepted for payment pursuant to the Offer (except as otherwise provided herein) will be converted into the right to receive the Offer Price;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 302A.613(4) of the MBCA and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 302A.613(4) of the MBCA) of the Offer;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the Offer, the Merger and the other transactions contemplated hereby (the “Merger Transactions”), are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger Transactions and declared it advisable that the Company enter into this Agreement and consummate the Merger Transactions, (iii) resolved that this Agreement and the Merger shall be governed by and effected under Section 302A.613(4) of the MBCA and (iv) resolved to recommend that the Company’s shareholders tender their shares of Common Stock in the Offer (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Offer and the Merger Transactions;

WHEREAS, the board of directors of Parent has approved this Agreement and the Merger Transactions, and Parent, in its capacity as the sole shareholder of Merger Sub, has agreed to adopt this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, MTY Food Group Inc. (the “Guarantor”) is entering into the Guarantee with respect to the obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub have entered into agreements with certain shareholders of the Company, pursuant to which, among other things, such shareholders have, subject to the conditions in such agreement, irrevocably agreed to tender the shares of Common Stock beneficially owned by them in the Offer (collectively, as each of the same may be amended from time to time pursuant to its respective terms, the “Support Agreements”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER TRANSACTIONS

Section 1.1    The Offer.

(a)    Upon the terms and subject to the conditions of this Agreement (including Article VII), as promptly as reasonably practicable following the date hereof, but in any event no later than the fifteenth Business Day after the initial public announcement of the execution of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer are subject only to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Annex I (as they may be amended in accordance with this Agreement, the “Offer Conditions”).

(b)    To the extent permitted by Law, Parent and Merger Sub expressly reserve the right, at any time, to waive, in whole or in part, any Offer Condition (other than the Minimum Condition), to increase the Offer Price or to modify the terms of the Offer in a manner consistent with the terms of this Agreement; provided, however, that, without the prior written consent of the Company, neither Parent nor Merger Sub shall (i) reduce the maximum number of shares of Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Condition, (iv) impose conditions to the Offer that are in addition to the Offer Conditions, (v) modify or amend any existing Offer Conditions in a manner adverse to the holders of the Common Stock, (vi) except as otherwise required or expressly permitted by Section 1.1(d), extend or otherwise change the Expiration Time, (vii) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, or (viii) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of Common Stock. The Offer may not be terminated prior to its scheduled Expiration Time, unless this Agreement is terminated in accordance with Article VII.

(c)    The Offer shall initially expire at midnight (New York City time) (i.e., one minute after 11:59 p.m. New York City time) on the date that is twenty (20) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 1.1(d), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(d)    Subject to Article VII, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions, (i) for the minimum period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the Nasdaq Global Market (the “Nasdaq”) applicable to the Offer and (ii) if, at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived by Parent and Merger Sub (to the extent such waiver is permitted under this Agreement and applicable Law), in consecutive increments of at least five and up to ten Business Days each (with each such period to end at midnight (New York City time) (i.e., one minute after 11:59 p.m. New York City time), on the last Business Day of such period), or such other duration as may be agreed to by Parent and the Company, in order to permit the satisfaction of such Offer Condition(s); provided, however, that (A) in either case Merger Sub shall not be required to extend the Offer to a date later than the Outside Date, (B) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the rights of the parties hereto to terminate this Agreement pursuant to the terms of Article VII, and (C) with respect to clause (ii) above, if, at any such scheduled Expiration Time, the only Offer Condition that has not been so satisfied or waived is the Minimum Condition, then Merger Sub shall not be required to extend the Offer for more than one such additional increment (and shall not be required to extend the Offer at any subsequent Expiration Time at which the Minimum Condition is not satisfied), but shall be entitled, at its sole discretion, to extend the Offer for more than one such additional increment.

(e)    On the terms and subject to the conditions of this Agreement, (i) at or as promptly as practicable following the Expiration Time, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment (the time of acceptance for payment, the “Offer Acceptance Time”) all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer and (ii) at or as promptly as practicable following the Offer Acceptance Time (but in any event within three Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) Merger Sub shall, and Parent shall cause Merger Sub to, pay for all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer. Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to purchase any shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer and shall cause Merger Sub to fulfill all of Merger Sub’s obligations under this Agreement.

(f)    The Offer Price payable in respect of each share of Common Stock shall be paid on the terms and subject to the conditions of this Agreement. The Company agrees that no shares of Common Stock held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.

(g)    Unless this Agreement is terminated pursuant to Article VII, neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to any scheduled Expiration Time without the prior written consent of the Company in its sole discretion. In the event this Agreement is terminated pursuant to Article VII, Merger Sub shall promptly (and in any event within two (2) Business Days) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Common Stock pursuant thereto. If the Offer or this Agreement is terminated in accordance with this Agreement, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to promptly return, all tendered shares of Common Stock to the tendering shareholders in accordance with applicable Law.

(h)    The Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Stock occurring on or after the date of this Agreement and at or prior to the Offer Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of shares of Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(i)    On the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the holders of the Common Stock as and to the extent required by United States federal securities Laws. The Company shall promptly furnish or otherwise make available to Parent or Parent’s legal counsel upon request all information concerning the Company that is required by the Exchange Act or other applicable Law to be set forth in the Offer Documents, and all other information concerning the Company that may be reasonably requested by Parent for inclusion in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information supplied by it or on its behalf for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary and use all reasonable efforts to promptly amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of the Common Stock, in each case as and to the extent required by applicable Law. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all written correspondence and summaries of all material oral communications between them and their respective Representatives, on the one hand, and the SEC, on the other hand. Unless there has been an Adverse Recommendation Change, prior to the filing of the Offer Documents and any amendment or supplement thereto with the SEC, dissemination thereof to the holders of the Common Stock, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or any amendment, supplement, or response, and Parent and Merger Sub shall give reasonable consideration to any such comments. Unless the Offer has been terminated in accordance with the terms of this Agreement, in the event that Parent or Merger Sub receives any comments from the SEC or its staff with respect to the Offer Documents, each shall use its reasonable best efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.

Section 1.2    Company Actions.

(a)    The Company hereby approves of and consents to the Offer, the Merger and the other Merger Transactions.

(b)    On the date the Offer Documents are filed with the SEC, the Company shall, concurrently with or immediately following, and in any event on the same Business Day as, the filing of the Schedule TO, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule 14D-9”) containing, subject to Section 5.4, the Company Board Recommendation and shall disseminate the Schedule 14D-9 to the holders of the Common Stock as and to the extent required by United States federal securities Laws, including Rule 14d-9 under the Exchange Act. The Schedule 14D-9 shall also contain and constitute the notice to holders of Common Stock of the availability of dissenters’ rights in connection with the Merger required to be delivered to such holders by Section 302A.473 of the MBCA. The Company shall set the record date for the holders of Common Stock to receive such notice of dissenters’ rights as the same date as the Shareholder List Date and shall disseminate the Schedule 14D-9 including such notice of dissenters’ rights to such holders to the extent required by Section 302A.473 of the MBCA. Each of Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel upon request all information concerning Parent, Merger Sub and the Guarantor that is required by the Exchange Act or other applicable Law to be set forth in the Schedule 14D-9, and all other information concerning the Parent, Merger Sub and the Guarantor that may be reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent, and Merger Sub shall promptly correct any information supplied by it or on its behalf for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary and use all reasonable efforts to promptly amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of the Common Stock, in each case as and to the extent required by applicable Law. The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent with copies of all written correspondence and summaries of all material oral communications between the Company and its Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 and any amendment or supplement thereto

(that does not contain or relate to a Takeover Proposal or an Adverse Recommendation Change) with the SEC or dissemination thereof to the holders of the Common Stock, or responding to any comments of the SEC with respect to such Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or amendment or supplement or response, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9, to the extent that the Company Board Recommendation has not been withdrawn, amended or modified in accordance with Section 5.4. Unless the Offer has been terminated in accordance with the terms of this Agreement, in the event that the Company receives any comments from the SEC or its staff with respect to the Schedule 14D-9, it shall use its reasonable best efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.

(c)    In connection with the Offer, the Company shall instruct its transfer agent to furnish Parent and Merger Sub or their respective designated agents promptly (and in any event no later than five Business Days after the date of this Agreement) and from time to time thereafter as requested by Parent or Merger Sub with mailing labels containing the names and addresses of the record holders of Common Stock as of the latest practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Common Stock, in each case as of the latest date practicable, and shall furnish to Parent and Merger Sub such information and assistance (including periodically updated lists of shareholders, security position listings and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer to holders of Common Stock. The date of the list of shareholders used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Shareholder List Date”. Subject to the requirements of applicable Law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger Transactions, Parent, Merger Sub and their respective Affiliates and Representatives shall use the information contained in any such labels, listings and files only in connection with the Merger Transactions, shall treat such information and materials in accordance with the terms and conditions of the Confidentiality Agreement, and, if this Agreement shall be terminated, will deliver to the Company or destroy (at the Company’s election) all copies of such information then in their possession or under their control promptly upon the written request of the Company.

Section 1.3     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA (including Section 302A.613(4) thereof), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the MBCA as the surviving corporation in the Merger (the “Surviving Corporation”) and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

Section 1.4     Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied), the closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m. (New York City time) as soon as practicable following the consummation (as defined in Section 302A.613(4)) of the Offer, but in any event no later than the first Business Day following such satisfaction or waiver of such conditions, or (b) at such other place and time as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 1.5     Effective Time. On the Closing Date, Parent and the Company shall cause articles of merger (the “Articles of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Minnesota in such form as is required by the relevant provisions of the MBCA, and shall make all other deliveries, filings or recordings required by the MBCA in connection with the Merger. The Merger shall become effective when the Articles of Merger has been duly filed with the Secretary of State of the State of Minnesota or at such other subsequent date or time as Parent and the Company may agree and specify in the Articles of Merger in accordance with the MBCA (the “Effective Time”).

Section 1.6     Merger Without Meeting of Shareholders. The Merger shall be governed by and effected under Section 302A.613(4) of the MBCA, without a vote of the shareholders of the Company. The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 302A.613(4) of the MBCA) of the Offer, without a vote of the shareholders of the Company in accordance with Section 302A.613(4) of the MBCA.

Section 1.7     Effects of the Merger. The Merger shall have the effects set forth in the MBCA, this Agreement and the Articles of Merger.

Section 1.8     Articles of Incorporation. The articles of incorporation of the Company shall, at the Effective Time, be amended and restated to read identically to the articles of incorporation of Merger Sub as in effect as of the date hereof (except that the name of the Surviving Corporation shall be BBQ Holdings, Inc.), as set forth on Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided therein and by applicable Law.

Section 1.9     Bylaws. The bylaws of Merger Sub in effect immediately before the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”), except as to the name of the Surviving Corporation, until amended as provided in the Surviving Charter and the Surviving Bylaws and by applicable Law.

Section 1.10     Directors. The parties shall take all requisite action so that the directors of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

Section 1.11     Officers. The parties shall take all requisite action so that the officers of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a)    Conversion of Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)    Cancellation of Certain Shares. Each share of Common Stock owned by the Company as treasury stock or owned by Parent or Merger Sub (or their respective wholly-owned subsidiaries) immediately before the Effective Time or that was irrevocably accepted for purchase by Merger Sub in the Offer (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

(c)    Conversion of Common Stock.

(i)    Each share of Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted automatically into and shall thereafter represent only the right to receive the Offer Price (the “Merger Consideration”), without interest and subject to any required withholding of Taxes.

(ii)    All shares of Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates which immediately before the Effective Time represented such shares (the “Certificates”) or (B) shares represented by book-entry immediately before the Effective Time (the “Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2 and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(d)    Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Stock, then the Merger Consideration shall be equitably adjusted to reflect such change.

Section 2.2    Surrender of Certificates and Book-Entry Shares.

(a)    Paying Agent. Not less than three Business Days before the Closing Date, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent for the payment of the amounts to be paid pursuant to this Article II (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent on terms and conditions that are satisfactory to the Company in its reasonable discretion. Parent shall be responsible for all fees and expenses of the Paying Agent.

(b)    Payment Fund. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Certificates and Book-Entry Shares, for payment in accordance with this Article II through the Paying Agent, sufficient funds for the payment of (i) the aggregate Merger Consideration and (ii) the aggregate amount payable by the Company under Section 2.3, which amount shall then be paid by the Paying Agent to the Surviving Corporation. Such funds provided to the Paying Agent are referred to as the “Payment Fund”.

(c)    Payment Procedures.

(i)    Letter of Transmittal. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail the following to each holder of record of a share of Common Stock converted pursuant to Section 2.1(c)(i): (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass only upon proper delivery of Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal; and (B) instructions for surrendering such Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.

(ii)    Surrender of Shares. Upon surrender of a Certificate or of a Book-Entry Share for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate or Book-Entry Share shall be entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable and issuable in respect of the number of shares formerly evidenced by that Certificate or such Book-Entry Share less any required withholding of Taxes. Any Certificates and Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates or Book-Entry Shares.

(iii)    Unregistered Transferees. If any Merger Consideration is to be paid and issued to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, then the Merger Consideration may be paid or issued to such a transferee so long as (A) the surrendered Certificate or Book-Entry Share, as applicable, shall be properly endorsed and presented to the Paying Agent or shall otherwise be in proper form for transfer and is accompanied by all documents reasonably required by Parent to evidence and effect that transfer and (B) the Person requesting such payment or issuance (x) pays any applicable transfer Taxes or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that all such transfer Taxes have already been paid or are not applicable.

(iv)    No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate and each Book-Entry Share in respect of shares of Common Stock converted into the right to receive Merger Consideration pursuant to Section 2.1(c)(i) shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. The Merger Consideration paid and issued upon the surrender of any Certificate or Book-Entry Share in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the shares of Common Stock formerly represented by it.

(d)    Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the execution and delivery by such Person of a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay and issue the Merger Consideration to such Person in respect of the shares of Common Stock represented by such Certificate as contemplated by this Article II.

(e)    No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock that were outstanding immediately before the Effective Time.

(f)    Required Withholding. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable under this Agreement (pursuant to Article I, this Article II, or otherwise) such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, including any successor provisions and transitions rules, whether or not codified (the “Code”), or any applicable state, local or non-U.S. Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(g)    No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)    Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investment shall be in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (iv) certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or (v) mutual funds investing solely in such assets. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock immediately prior to the Effective Time and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of such holders of Common Stock in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article II.

(i)    Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent and/or the Surviving Corporation, which shall remain responsible for payment and issuance of the applicable Merger Consideration.

Section 2.3    Company Equity Awards.

(a)    As of the Effective Time, each option to acquire shares of Common Stock granted under the Company Equity Plans (each, a “Company Option”) and outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Option, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation promptly following the Effective Time an amount in cash, without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock subject to such Company Option immediately before the Effective Time. “Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Option.

(b)    As of the Effective Time, each share of Common Stock subject to time-based restricted stock awards (“Company Restricted Stock Awards”) or time-based or performance-based restricted stock unit awards (“Company RSU Awards”) and outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Restricted Stock Award or Company RSU Award, shall be vested and all restrictions thereon shall lapse in full as of immediately before the Effective Time; and each such Company Restricted Stock Award or Company RSU Award shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal in value to the Merger Consideration multiplied by the aggregate number of shares of Common Stock subject to such Company Restricted Stock Award or Company RSU Award immediately before the Effective Time.

(c)    The payment of the amounts set forth in Section 2.3(a) and Section 2.3(b) in respect of the Company Options, Company Restricted Stock Awards and Company RSU Awards (collectively, the “Company Equity Awards”) shall be reduced by any Tax withholding required under the Code or any applicable state, local or foreign Tax Law. To the extent that any amounts are so withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the holder of that Company Equity Award for all purposes under this Agreement.

(d)    Parent shall, and shall cause the Surviving Corporation to, at all times from and after the Effective Time, maintain sufficient liquid funds to satisfy their obligations to holders of Company Equity Awards pursuant to this Section 2.3.

(e)    As promptly as practicable following the Effective Time and in any event not later than the first regular Surviving Corporation payroll date thereafter, Parent shall cause the Surviving Corporation to pay through its payroll system and subject to Section 2.3(c), (i) to each applicable holder of a Company Option, in such amount due and payable to such holder pursuant to Section 2.3(a) in respect of such Company Option, if any, and (ii) to each applicable holder of a Company Restricted Stock Award or a Company RSU Award, in such amount due and payable to such holder pursuant to Section 2.3(b) in respect of such Company Restricted Stock Award or Company RSU Award, as applicable, if any. Notwithstanding the foregoing, to the extent that any amounts payable under this Section 2.3 relate to a nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary shall pay such amounts as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such nonqualified deferred compensation and that will not trigger a Tax or penalty under Section 409A of the Code (after taking into account actions taken under Treasury Regulations Section 1-409A-3(j)(4)(ix)), but in no event later than five Business Days after such time.

(f)    For the avoidance of doubt, as of the Effective Time, each share of Common Stock previously vested and issued under the Company Equity Plans and outstanding as of the Effective Time shall be treated as set forth in Section 2.1 and Section 2.2, and by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such shares, any applicable restrictions or repurchase rights with respect to such shares shall lapse in full as of immediately before the Effective Time.

(g)    Termination of the Company Equity Plans. As of the Effective Time, the Company Equity Plans shall be terminated and no further shares of Common Stock or Company Equity Awards in the Company or other rights with respect to shares of Common Stock shall be granted thereunder. Following the Effective Time, no such Company Equity Award or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Equity Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.3.

(h)    Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions (including the satisfaction of any notice requirements set forth in the Company Equity Plans) as are reasonably necessary to effect the transactions described in this Section 2.3.

Section 2.4    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary (but subject to the other provisions of this Section 2.4), any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and for which the holder thereof is entitled to dissent and properly asserts dissenters’ rights to obtain payment for the fair value of such shares in accordance with, and complies in all respects with, Sections 302A.471 and 302A.473 of the

MBCA (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (i) all Dissenting Shares shall be canceled and cease to exist and (ii) the holders of Dissenting Shares shall be entitled only to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA.

(b)    Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise), then the right of such holder to obtain payment for the fair value of such holder’s Dissenting Shares pursuant to Sections 302A.471 and 302A.473 of the MBCA shall cease and such holder’s shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon adherence to the procedures set forth in Section 2.2(c), without interest and subject to any withholding of Taxes required by applicable Law.

(c)    The Company shall give Parent (i) prompt notice of any written exercise of dissenters’ rights and demands for fair value of any shares of Common Stock, the withdrawals of such demands and any other instrument served on the Company under the MBCA relating to shareholders’ dissenters’ rights and (ii) the right to participate in all negotiations and proceedings with respect to such exercise of dissenters’ rights pursuant to the MBCA. Except to the extent required by applicable Law, the Company shall not offer to make or make any payment with respect to any such demands without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 8.13, Company represents and warrants to Parent and Merger Sub that, except as (i) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information, item, or matter set forth in one section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement but only to the extent that it is reasonably apparent on its face that such disclosure is applicable to qualify such other section or subsection) or (ii) disclosed in any report, schedule, form, statement or other document (including exhibits, but excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors” or “Quantitative and Qualitative Disclosures About Market Risk,” disclosures contained or referenced therein in any “forward-looking statements” disclaimer or safe harbor statement, and any other disclosures contained or referenced therein to the extent they are predictive, cautionary or forward-looking in nature) filed with, or furnished to, the SEC under

Sections 13, 14(a) and 15(d) the Exchange Act on or after January 1, 2021 and publicly available at least three Business Days prior to the date of this Agreement:

Section 3.1    Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Subsidiaries of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2    Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.3    Corporate Authorization.

(a)    The Company has all necessary corporate power and authority to enter into this Agreement and, assuming the Merger Transactions are consummated in accordance with Section 302A.613(4) of the MBCA, to perform its obligations hereunder to consummate the Merger Transactions. The Company Board at a meeting duly called and held has: (i) determined that the Merger Transactions are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger Transactions and declared it advisable that the Company enter into this Agreement and consummate the Merger Transactions, (iii) resolved that this Agreement and the Merger shall be governed by and effected under Section 302A.613(4)(b) of the MBCA, (iv) made the Company Board Recommendation (it being understood that nothing in this clause (iv) shall in any way limit the Company Board’s rights under Section 5.4) and (v) to the extent necessary, take all actions necessary to have the effect of causing the Merger, this Agreement, the Support Agreements, the Merger Transactions and the transactions contemplated by the Support Agreements not to be subject to any state Takeover Law or similar Law that might otherwise apply to the Merger or any of the other Merger Transactions, in each case, on the terms and subject to the conditions of this Agreement.

(b)    The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company. The Company has made available to Parent a true and correct copy of the Company Organizational Documents. The Company is not in material violation of any of the provisions of its Company Organizational Documents.

(c)    A committee consisting of only disinterested directors of the Company Board, which complies with the requirements for such a committee set forth in Section 302A.673, Subd. 1(d), of the MBCA, and acting in accordance with Section 302A.673 of the MBCA (the “Special Committee”) has duly and unanimously:

(i)    approved this Agreement and the Merger Transactions, which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.5(c), constituted approval for the purposes of

Sections 302A.673, Subd. 1 and 302A.675 of the MBCA as a result of which this Agreement and the Merger Transactions are not and will not be subject to the restrictions on “business combinations” with an “interested shareholder” under the provision of Section 302A.673 of the MBCA or subject to the “fair price” provisions of Section 302A.675 of the MBCA; and

(ii)    recommended to the Company Board that the Company Board approve this Agreement and the Merger Transactions.

(d)    The shareholders of the Company have duly and validly elected to cause Section 302A.671 of the MBCA relating to control share acquisitions to be inapplicable to the Company.

Section 3.4    Enforceability. Assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.5    Subsidiaries. Section 3.5 of the Company Disclosure Schedule lists each Subsidiary of the Company, indicating its jurisdiction of incorporation or formation. Each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing. No Subsidiary is in material violation of any of the provisions of its Company Organizational Documents.

Section 3.6    Governmental Authorizations. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.3 are true and correct, and assuming that the Merger Transactions are consummated in accordance with Section 302A.613(4) of the MBCA, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not require any consent, approval or other authorization of, or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than:

(a)    the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business;

(b)    any filings and reports that may be required in connection with this Agreement and the Merger Transactions either (i) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) or (ii) under Chapter 80B of the Minnesota Statutes or any other state securities Laws or “blue sky” Laws, as applicable;

(c)    compliance with the Nasdaq rules and regulations;

(d)    filings required under, and compliance with the other applicable requirements of, the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); and

(e)    where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.7    Non-Contravention. Except as set forth on Section 3.7 of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents or (b) assuming that all Governmental Authorizations described in Section 3.6 have been obtained or made prior to the Offer Acceptance Time or the Effective Time, as applicable (i) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound or (ii) result in any violation or breach of, or constitute a default under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both), any material Contract to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound.

Section 3.8    Capitalization.

(a)    The Company’s authorized capital stock consists solely of 100,000,000 shares, (i) having a par value of $0.01 per share in the case of Common Stock and (ii) having a par value as determined by the Company Board in the case of preferred stock (the “Preferred Stock”). As of the close of business on August 5, 2022, (A) 10,760,055 shares of Common Stock were issued and outstanding, including 272,500 shares of restricted stock issued and outstanding pursuant to Company Restricted Stock Awards, (B) no shares of Common Stock were held in treasury by the Company, (C) 1,054,069 shares of Common Stock were reserved for issuance by the Company pursuant to the Company Equity Plans, and of such reserved shares, 321,490 shares of Common Stock were subject to outstanding Company Options, 257,670 shares of Common Stock were issuable upon vesting of outstanding Company RSU Awards, and 474,909 shares were available for grant pursuant to the Company Equity Plans, and (D) the Company Board has not provided for or designated any series of Preferred Stock and no shares of Preferred Stock were issued and outstanding. Except as set forth above and for changes since August 5, 2022, resulting from the exercise of Company Options outstanding as of such date, as of the date hereof, (x) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (y) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(b)    All issued and outstanding shares of Common Stock and all shares of Common Stock that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable and (ii) are not, or upon issuance will not be, subject to any pre-emptive rights.

(c)    Since May 9, 2022 through the date hereof, the Company has not issued any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company.

(d)    Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any Liens other than Permitted Liens.

(e)    There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of any Subsidiary of the Company or (ii) to make any capital contribution to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly-owned by the Company or (B) any other Person.

(f)    There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company on any matters with respect to the Company.

(g)    Section 3.8(g) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list, of all outstanding Company Equity Awards, which shows on an award-by-award basis (i) the holder of each such award, (ii) the type of award, (iii) the grant date of each such award, (iv) if applicable, the exercise price of each such award, (v) the number of shares of Common Stock underlying each such award (including, if applicable, determined at target performance levels) and (vi) the vesting schedule applicable to each such award. The exercise price for each Company Option is equal to or greater than the per share fair market value of the underlying share of Common Stock on the applicable grant date. Each Company Equity Award has been granted, or is currently outstanding, under a Company Equity Plan. Each Company Equity Award granted under a Company Equity Plan was approved by the Company Board or a duly authorized committee or subcommittee thereof and was granted in compliance with all applicable Laws and the terms and conditions of the Company Equity Plan pursuant to which it was issued in all material respects.

(h)     Less than ten percent of the Common Stock is held by residents of Canada on a registered basis and, to the Knowledge of the Company, on a beneficial basis.

Section 3.9    SEC Reports. The Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all Company SEC Reports since January 1, 2018. As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”)) and as of their respective filing dates (in the case of all other Company SEC Reports), and except to the extent corrected by subsequent Company SEC Reports filed prior to the date hereof, such Company SEC Reports (a) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Reports, (b) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law and (c) did not, as of such respective dates, or if amended or restated prior to the date hereof, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

Section 3.10    Financial Statements; Internal Controls.

(a)    The consolidated financial statements of the Company included in the Company SEC Reports since January 1, 2018:

(i)    as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii)    were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements, as permitted by Regulation S-X or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, and except that the unaudited statements may not contain certain footnotes and are subject to normal, recurring audit adjustments); and

(iii)    fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, recurring audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b)    Except as set forth on Section 3.10(b) of the Company Disclosure Schedule, the Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed in the Company’s periodic reports under the Exchange Act is recorded, processed, summarized and reported within the required time periods. Since the date of filing of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021 through the date hereof, the Company has not identified (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(c)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d)    Since January 1, 2018 through the date of this Agreement, to the Knowledge of the Company, (i) neither the Company nor any director, officer, auditor or accountant of the Company has received any written material complaint, allegation, assertion or claim that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices and (ii) no attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder, by the Company or any of its officers or directors. As of the date of this Agreement, to the Knowledge of the Company, there are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Authority pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

(e)    Section 3.10(e) of the Company Disclosure Schedule sets forth the unearned revenue of the Company and any of its Subsidiaries as of July 3, 2022.

Section 3.11    Liabilities.

(a)    There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (each a “Liability” and, collectively, “Liabilities”), of the Company or any of its Subsidiaries, other than:

(i)    Liabilities disclosed or reserved against in the consolidated balance sheet of the Company as of July 3, 2022 (the “Balance Sheet Date”) or the footnotes thereto set forth in the Company SEC Reports;

(ii)    Liabilities incurred since the Balance Sheet Date in the ordinary course of business;

(iii)    Liabilities incurred in connection with the Merger Transactions or as permitted or contemplated by this Agreement;

(iv)    Liabilities disclosed in Section 3.11 of the Company Disclosure Schedule;

(v)    other Liabilities in excess of $50,000 individually or $250,000 in the aggregate.

(b)    Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (x) has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), or (y) has a material ownership or other material economic interest by Contract or otherwise in, any variable interest entity.

Section 3.12    Absence of Certain Changes. Except as otherwise contemplated, required or permitted by this Agreement or as set forth on Section 3.12 of the Company Disclosure Schedules, since the Balance Sheet Date through the date hereof, (a) the Company has conducted its business, in all material respects, in the ordinary course, (b) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had, is having or would reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken between the date of this Agreement and prior to the Effective Time, would have required the consent of Parent under any of clauses (a) through (u) of Section 5.1.

Section 3.13    Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there are no legal claims, actions, arbitrations, litigations, investigations, suits or other civil or criminal proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no Orders outstanding against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or, in any event, would reasonably be expected to result in Liability to the Company and its Subsidiaries in excess of $50,000 individually or 250,000 in the aggregate. Except as set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to or negotiating any settlement with respect to any Legal Action with Liability or reasonably expected Liability to the Company and its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate.

Section 3.14    Material Contracts. Section 3.14 of the Company Disclosure Schedule lists all of the following Contracts (x) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or (y) by which the Company, any of its Subsidiaries or the Company Assets are bound as of the date of this Agreement (in each case, other than any Company Benefit Plan) (collectively, the “Material Contracts”):

(a)    Contracts that would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K that has not been filed or incorporated by reference in the Company SEC Reports;

(b)    any Contract of the Company or any of its Subsidiaries that (i) grants a right of exclusivity to a geographic region, area of protection, right of first offer, right of first refusal or similar right with respect to any business or geographic region, other than such rights set forth in the Franchise Agreements entered into in the ordinary course of business consistent with past practice; (ii) authorizes any Person to grant others the right to license any Owned Intellectual Property in any geographic area (“Master Franchise Rights”); (iii) restricts the ability of the Company or any of its Affiliates (including following the Closing) to compete with any business or with any Person or in any geographical area or to solicit customers, other than such restrictions set forth in the Franchise Agreements entered into in the ordinary course of business consistent with past practice; (iv) would require the disposition of any material assets or line of business of the Company or any of the Company Subsidiaries or, after the Effective Time, of Parent or any of its Subsidiaries; (v) grants “most favored nation” status to, or is a “requirements” Contract with a supplier or Franchisee, in each case that, following the Merger, would apply to Parent or any of its Affiliates (including the Company or any of its Subsidiaries); or (vi) prohibits or limits the right of the Company or any of its Subsidiaries to use, transfer, license, distribute or enforce any of their respective Owned Intellectual Property, other than limitations on enforcement arising from non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business consistent with past practice; in each case under clauses (i)-(vi), other than such Contracts that (x) do not apply to or otherwise affect, restrict or require or prohibit any action by Parent or any of its Affiliates (other than, after the Closing, the Company and its Subsidiaries) or (y) may be canceled by the Company or any of its Subsidiaries upon notice of ninety days or less without material restriction on or penalty or liability to the Company or any of its Subsidiaries and, in any event, without any such penalty or liability that would reasonably be expected to be in excess of $100,000 individually or $500,000 in the aggregate;

(c)    any Contract of the Company or any of its Subsidiaries with (i) any officer or director of the Company, or (ii) to the Knowledge of the Company, any beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 5% or more of the shares of Common Stock;

(d)    Contracts under which (i) any Person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed outstanding Liabilities of the Company or any of its Subsidiaries or (ii) the Company or any Subsidiary of the Company has directly or indirectly guaranteed outstanding Liabilities of any Person (other than the Company or any Subsidiary of the Company) (in each case of clauses (i) and (ii), which guarantee obligation exceeds $250,000, other than, in each case, endorsements for the purpose of collection in the ordinary course of business consistent with past practice);

(e)    Contracts which provide for indemnification by the Company or any of its Subsidiaries, other than indemnification with respect to (i) directors and officers of the Company and its Subsidiaries or Franchisees under Franchise Agreements or (ii) under Real Property Leases;

(f)    Contracts which grant any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or its Subsidiaries;

(g)    Contracts which provide for the formation, creation, operation, management, or control of any joint venture, partnership, or limited liability company in which the Company or any of its Subsidiaries is still a member, partner or shareholder in, other than a wholly-owned Subsidiary of the Company;

(h)    Contracts under which the Company or the applicable Subsidiary of the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or any of its Subsidiaries), in any such case which the outstanding balance, individually, is in excess of $100,000;

(i)    Contracts under which the Company or the applicable Subsidiary of the Company, directly or indirectly, has agreed to make after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of trade credit in the ordinary course of business consistent with past practice), in any such case which, individually, is in excess of $100,000;

(j)    Contracts that relate to the acquisition from another Person or disposition to another Person of assets or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction which contain “earn-out” obligations with respect to the Company or any of its Subsidiaries, in any such case, after the date hereof with a value in excess of $100,000;

(k)    Contracts that contain any provision pursuant to which (i) the Company or any of its Subsidiaries grants any license to, covenant not to sue or covenant not to assert any right under any material Owned Intellectual Property to any Person other than under Franchise Agreements, (ii) any Person grants any license, covenant not to sue or covenant not to assert any right under any Intellectual Property to the Company or any of its Subsidiaries, except for licenses of commercially available shrink-wrap or off-the-shelf software, or (iii) the Company or any of its Subsidiaries consents to, or agrees not to assert rights with respect to, the use or registration by a third party of any Trademark containing or incorporating any Trademark owned by the Company or any derivative thereof, whether alone or in combination with any other Trademark, word or name, other than under Franchise Agreements with respect to (iii) only;

(l)    any Contract to which any of the five largest suppliers of each of the following brands (i) Famous Dave’s, (ii) Village Inn, (iii) Granite City, (iv) Real Urban Barbecue, (v) Tahoe Joe’s Steakhouse, (vi) Bakers Square and (vii) Barrio Queen, is a party based on the consolidated cost of goods and services paid to such Persons by the Company and its Subsidiaries, for the fiscal year ended December 31, 2021 for each of the brands listed in (i)-(vi) and for the six month period ended June 30, 2022 for Barrio Queen (each, a “Principal Supplier”) (excluding purchase orders in the ordinary course of business consistent with past practice) that has a term of more than ninety days and that may not be canceled by the Company or any of its Subsidiaries without material penalty or other material liability to the Company or any of its Subsidiaries, upon notice of ninety days or less;

(m)    any Franchise Agreement;

(n)    Contracts constituting any collective bargaining agreement or other Contract with any labor union or other employee representative or group; and

(o)    Contracts (other than Real Property Leases and Franchise Agreements) that by their terms are reasonably expected to result in future payments to or by the Company in excess of $100,000 per annum, except for Contracts that are terminable on less than 90 days’ notice without material penalty.

The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments, extensions, and renewals thereto. Each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect in accordance with its terms. None of the Company, its applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, is in material breach or default under any such Material Contract.

Section 3.15    Benefit Plans.

(a)    Section 3.15(a) of the Company Disclosure Schedule lists all material “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and all material stock purchase, stock option, severance, employment, consulting, change-of-control, bonus, incentive, and deferred compensation plans or agreements, and all other material benefit plans, agreements, programs, policies and arrangements, sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former director, officer, contractor, consultant, or employee of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof) or with respect to which the Company or any of its Subsidiaries has or could have a Liability (whether actual or contingent) (each such plan, agreement, program, policy or agreement, a “Company Benefit Plan”).

(b)    With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent accurate and complete copies of (i) the current plan document, and all amendments thereto, (ii) the most recent summary plan description, including, but not limited to, the summary or summaries of material modifications thereto, (iii) the most recent annual report on Form 5500 (including all schedules and financial statements thereto), (iii) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination, opinion or advisory letter received from the Internal Revenue Service (the “IRS”) and (iv) copies of any material non-routine written correspondence to or from any Governmental Authority with respect to any Company Benefit Plan received by the Company in the last three years.

(c)    Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or is obligated to contribute to, or within the preceding six years has maintained, sponsored, contributed to or been obligated to contribute to, (i) any employee benefit plan that is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or that is (or was) subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (ii) a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in accordance with its terms and in compliance with ERISA, the Code and other applicable Law.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in accordance with its terms and in compliance with ERISA, the Code and other applicable Law. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter issued by the IRS, a timely application for such a determination letter is now pending or is not yet required to be filed, or such Company Benefit Plan is in the form of a prototype or volume submitter plan with respect to which the IRS has issued a favorable opinion or advisory letter; to the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, no event has occurred that would adversely affect the qualification of any such Company Benefit Plan.

(f)    No Company Benefit Plan provides health or life insurance benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, except (i) to the extent required by applicable Law, including Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law, (ii) coverage through the end of the month of retirement or other termination of employment or service, and (iii) conversion rights.

(g)    Except as set forth in this Agreement, the execution and delivery of this Agreement and the consummation of the Merger Transactions will not (either alone or in combination with another event) (i) result in any severance, retention, change of control or similar payment in excess of $50,000 individually or $100,000 in the aggregate, from the Company or any of its Subsidiaries to any current or former employee of the Company or any of its Subsidiaries becoming due, (ii) materially increase the amount of any compensation due from the Company or any of its Subsidiaries to any current or former employee of the Company or any of its Subsidiaries, (iii) materially increase any material benefits otherwise payable under any Company Benefit Plan or (iv) result in the acceleration of the time of payment or vesting of any material compensation or benefits from the Company or any of its Subsidiaries to any current or former employee of the Company or any of its Subsidiaries.

(h)    There are no pending, or, to the Knowledge of the Company, threatened, Legal Actions against any Company Benefit Plan, other than ordinary claims for benefits, appeals of such claims and domestic relations order proceedings or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i)    Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in conjunction with any other event) will result in any payment or benefit to any Person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) or not be deductible under Section 280G of the Code.

(j)    Neither the Company nor any Subsidiary is a party to, nor does the Company or any Company Subsidiary have any obligation under, any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(k)    Each Company Benefit Plan that constitutes, in any part, a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) listed on Section 3.15 of the Company Disclosure Schedule has been, in all material respects, in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(l)    Each Company Benefit Plan which is maintained outside of the United States (i) has been maintained, operated and funded in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States., (ii) that is intended to qualify for special Tax treatment meets all material requirements for such treatment, and (iii) that is required to be funded, insured and/or book-reserved is funded, insured and/or book-reserved in all material respects, as appropriate, based upon reasonable actuarial assumptions.

Section 3.16    Labor Relations; Employee Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other collective labor contract with any labor union or other labor or employees’ association. To the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Neither the Company nor any of its Subsidiaries currently has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b)    Since January 1, 2017, (i) each of the Company and its Subsidiaries has been in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, harassment, background checks, drug testing, retaliation, whistleblower, employment classification including classification of independent contractors, civil rights, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security taxes and (ii) neither the Company nor any of its Subsidiaries has implemented any plant closing, layoff of employees, or taken any other action that could result in a violation of, or requires any action with respect to, the WARN Act, and no such action shall be implemented without advance notification to Parent.

(c)    None of the Company or any of its Subsidiaries has any liability in excess of $5,000 alone or $25,000 in the aggregate for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice) and freelancer/independent contractors.

(d)    Section 3.16(d) of the Company Disclosure Schedule contains a complete list of (i) all of the officers of the Company and each of its Subsidiaries as of the date hereof, and (ii) as of the Business Day prior to the date of this Agreement, all of the other employees (whether full-time, part-time or otherwise and whether on furlough, leave, short or long term disability or layoff of any kind), individual independent contractors employed by or performing services for the Company and each of its Subsidiaries as of one Business Day prior to the date of this Agreement, specifying whether the Person is an employee or independent contractor and, as applicable, each such individual’s: (A) job title and/or description (B) primary location of employment, (C) date of hire or engagement, (D) commencement date of service with the Company, (E) full-time or part-time classification, (F) exempt or non-exempt classification, (G) compensation (hourly wage rate or annual salary) and benefits, (H) accrued but unused sick and vacation leave or paid time off (expressed in terms of both the number of days or hours), and (I) whether such Person is on a leave of absence (and the nature of such leave).

(e)    No officer, director or management-level employee of the Company or any of its Subsidiaries is the subject of a pending allegation of sexual harassment or assault, nor to the Knowledge of the Company, has any officer, director or management level employee of the Company or any of its Subsidiaries engaged in sexual harassment or assault or been accused of sexual harassment or assault within the last five years.

(f)    Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, there are no Legal Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any former employee or current employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment relationship or obligations as an employer.

(g)    The Company and any of its Subsidiaries are in compliance with all Laws related to any public health emergency (including but not limited to COVID-19) with respect to employees and independent contractors applicable to any location in which the Company or any of its Subsidiaries operates. Neither the Company nor any of its Subsidiaries have received any complaint or notice from any Company or any of its Subsidiaries employee, independent contractor, or Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with workplace Laws related any public health emergency or failed to provide a safe working environment, appropriate equipment or accommodation in relation to any public health emergency. Since January 1, 2022, neither the Company nor any of its Subsidiaries have conducted any layoffs or other reductions in workforce or had an increase in their cost of employment that would materially adversely affect the business, results of operations, assets or financial condition of the Company.

(h)    To the Knowledge of the Company, no current employee of the Company or any of its Subsidiaries is subject to noncompetition or non-solicitation covenants benefiting a third-party, which limit, or would reasonably be expected to limit, the employee’s ability to perform any services for the Company or any of its Subsidiaries as part of his or her employment. Within the last three years, neither the Company nor any of its Subsidiaries have made any claims against any current or former employee, or independent contractor for alleged violations of any confidentiality or proprietary information agreement or any restrictive covenant agreements, and no third-party has brought any such claim against Company or any of its Subsidiaries or any current or former employee or independent contractor.

Section 3.17    Taxes.

(a)    All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been or will be timely filed (taking into account properly obtained extensions), and all such Tax Returns are true, complete and correct in all material respects.

(b)    The Company and its Subsidiaries have paid all Taxes due and payable (whether or not shown as due on any Tax Return), or where payment is not yet due, has established adequate reserves therefor in accordance with GAAP.

(c)    The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid and have complied in all material respects with all information reporting, backup withholding and similar requirements of applicable Law, in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d)    There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(e)    There are no outstanding written agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no written request for any such waiver or extension is currently pending.

(f)    Neither the Company nor any of its Subsidiaries is subject to any pending audit, examination, investigation, claim, request for information or other proceeding by any Governmental Authority with respect to Taxes, and no such proceedings have been threatened or proposed in writing.

(g)    All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been paid or settled, or adequate reserves therefor have been established in accordance with GAAP.

(h)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company (or a Subsidiary of the Company) was the common parent, or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), any agreement (other than customary commercial agreements not primarily related to Taxes), as a transferee or successor, by operation of Law or otherwise.

(i)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangements other than customary commercial agreements not primarily related to Taxes.

(j)    Neither the Company nor any of its Subsidiaries has (i) requested an extension of time within which to file any Tax Return, which Tax Return has not since been filed, or (ii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(k)    During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a transaction intended to be governed by Section 355 of the Code.

(l)    Neither the Company nor any of the Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)    No written claim has been made by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file a particular type of Tax Return or pay a particular type of Tax that the Company or any of its Subsidiaries is or may be required to file such Tax Return or subject to such Tax in that jurisdiction.

(n)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local, or non-U.S. Law).

(o)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding Taxes) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding Taxes).

(p)    The Company and all of its Subsidiaries are and have been in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and its Subsidiaries and (ii) the prices for any property of services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury regulations promulgated under Section 482 of the Code.

(q)    Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such other country.

Section 3.18    Environmental Matters. Since January 1, 2017, the operations of the Company and each of its Subsidiaries have complied with applicable Environmental and Safety Laws except as reasonably have not or would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries possess all Permits required under Environmental and Safety Laws necessary for their respective operations, and such operations are in compliance with applicable Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Legal Action arising under or pursuant to Environmental and Safety Laws is pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no Hazardous Materials on, in or under at any property owned or operated by the Company which have given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental and Safety Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Prior to the date hereof, the Company has made available to Parent true and complete copies of any reports conducted since January 1, 2017, of any investigations, audits or other assessments (including Phase I environmental site assessments and Phase II environmental site assessments) containing information that are in possession of or reasonably under the control of the Company or any of its Subsidiaries that pertain to (i) unresolved environmental claims against the Company or any of its Subsidiaries or (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned or operated by the Company or any of its Subsidiaries, in the case of each of (i) and (ii), which claims or Hazardous Materials would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or, in any event, would reasonably be expected to result in Liability to the Company and its Subsidiaries in excess of $50,000 individually or $250,000 in the aggregate.

Section 3.19    Intellectual Property.

(a)    Section 3.19(a) of the Company Disclosure Schedule lists all Owned Intellectual Property that is currently registered, issued or the subject of a currently pending application for registration.

(b)    Section 3.19(b) of the Company Disclosure Schedule sets forth a list of all licenses of Intellectual Property: (i) granted by the Company or any of its Subsidiaries, other than an Incidental Outbound License; and (ii) obtained by the Company or any of its Subsidiaries, other than an Incidental Inbound License. Neither the Company, its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in material breach or default under any Contract described in (i) or (ii) above.

(c)    The Company or one of its Subsidiaries (i) owns and possesses all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), including the Owned Intellectual Property set forth on Section 3.19(a) of the Company Disclosure Schedule and (ii) has valid and enforceable rights or licenses under Contract to use and exploit the other Intellectual Property used by or necessary for the conduct of the business of the Company or any of its Subsidiaries.

(d)    To the Knowledge of the Company, the current conduct of the Company’s and its Subsidiaries’ respective businesses do not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person.

(e)    Since January 1, 2018, (i) there is not and has not been any Legal Action pending or threatened in writing (or to the Knowledge of the Company, threatened orally) against or affecting, the Company or its Subsidiaries or any current or former officer, director or employee of the Company or its Subsidiaries alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property, or other proprietary Right of any third party, and (ii) to the Knowledge of the Company, no Person is infringing upon or misappropriating any Owned Intellectual Property.

(f)    The Company and its Subsidiaries have at all times taken reasonable measures to preserve and protect their right, title and interest in and to the Owned Intellectual Property, including taking efforts that are reasonable under the circumstances to maintain the secrecy of its Trade Secrets.

(g)    All current and former officers and employees of, and consultants and independent contractors to, the Company or any of its Subsidiaries and that were involved in the development of Owned Intellectual Property or Intellectual Property otherwise used by the Company or any of its Subsidiaries have executed and delivered to the Company or its Subsidiary an agreement regarding the protection of proprietary information and the assignment (or, solely with respect to consultants and independent contractors, license) to the Company or its Subsidiary of all rights, title, and interest in and to any Intellectual Property relating to, connected with, or arising from services performed for the Company or its Subsidiaries by such Persons, and no current or former officer or employee of, or consultant or independent contractor to, the Company or any of its Subsidiaries has or is asserting or to the Knowledge of the Company has grounds to assert any rights to any Owned Intellectual Property. To the Knowledge of the Company, no current or former officers or employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries have breached any material term of any such agreements.

(h)    The consummation of the Merger Transactions shall not alter, impair or extinguish any Rights of the Company or any of its Subsidiaries in the Owned Intellectual Property or any other Intellectual Property used by the Company or any of its Subsidiaries.

Section 3.20    Privacy and Data Protection Matters.

(a)    The Company and its Subsidiaries have industry standard safeguards in place to protect Personal Data in the possession or control of the Company and its Subsidiaries from unauthorized access by third persons.

(b)    Except for those matters that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or, in any event, to result in Liability to the Company and its Subsidiaries in excess of $50,000, individually or in the aggregate, the Company and its Subsidiaries are, and for the past three years have been, in material compliance with (i) their posted privacy policies, (ii) all applicable Laws relating to privacy, data protection, data security, direct marketing and the collection, transfer (including cross-border transfer) storage, use or any other exploitation of Personal Data, and (iii) all contractual commitments of the Company and its Subsidiaries, as applicable, regarding the protection, collection, use, storage, transfer, breach notification, disposal or disclosure (in any form or medium) of Personal Data, including any commitments to comply with the Payment Card Industry Data Security Standards (PCI DSS).

(c)    To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries is currently under any investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, and disclosure of Personal Data and (ii) no claims have been asserted or threatened against the Company or any of its Subsidiaries alleging any violation of any Person’s rights in their Personal Data.

(d)    To the Knowledge of the Company, in the past five years, neither the Company nor any of its Subsidiaries has experienced any actual, alleged or suspected breach or other unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction or compromise of Personal Data or other confidential or proprietary information in the possession or control of the Company (each, a “Security Incident”). Neither the Company nor any of its Subsidiaries have notified and, to the Knowledge of the Company, there have been no facts or circumstances that would reasonably be expected to require the Company or any of its Subsidiaries to notify, any Governmental Authority or other Person of any Security Incident.

Section 3.21    Real Property.

(a)    Section 3.21(a) of the Company Disclosure Schedule lists (x) all real property owned by the Company or any of its Subsidiaries as of the date of this Agreement and (y) any title insurance, representation and warranty insurance or other similar insurance policy the Company or its Subsidiaries hold with respect to, or which otherwise covers or relates to, any real property owned by the Company or any of its Subsidiaries. With respect to each such parcel of owned real property, except as described in the Company Disclosure Schedule:

(i)    the Company or its Subsidiaries (as the case may be) have good, valid and indefeasible title in fee simple absolute to each parcel of real property located in the United States, and, with respect to each parcel of real property located outside of the United States, have the equivalent standard of title to such real property under the laws of the jurisdiction in which such real property is located, in each case, free and clear of any Liens, easements, covenants or other restrictions, except for Permitted Liens;

(ii)    there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, lawsuits or administrative actions relating to the subject property materially and adversely affecting the current use or occupancy thereof;

(iii)    there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the subject property; and there are no outstanding options or rights of first refusal to purchase the subject property, or any portion thereof or interest therein.

(b)    Section 3.21(b) of the Company Disclosure Schedule lists the following with respect to all real property leased or licensed by the Company or any of its Subsidiaries: (i) the property address, (ii) the city, state and zip code in which such property is located, (iii) the name of the landlord, (iv) the expiration date of such lease or license, (v) whether the property is subleased by a Franchisee, (vi) the Company’s internal code for such property, (vii) any relief granted by the landlord to the Company or its Subsidiaries in the past two years in excess of $25,000 and (viii) whether the Company or its Subsidiaries does not intend to occupy such premises during the twelve month period after the date hereof .

(c)    Each of the leases, subleases and other occupancy agreements with respect to real property to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (the “Real Property Leases”) is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiaries and, to the Knowledge of the

Company, each other party thereto. As of the date of this Agreement, no breach or default on the part of the Company or any such Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto, exists under any Real Property Lease, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or its Subsidiaries’ leasehold interest in any such real property is subject to any Lien, except for Permitted Liens. The Company has made available to Parent true and complete copies of all Real Property Leases, including any amendments thereto.

(d)    Except as set forth on Section 3.21(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice that all or any portion of real property subject to a Real Property Lease is (i) subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, (ii) is otherwise non-compliant in any material respect with applicable Law relating to use, occupancy or operation (including with respect to zoning, building, fire, safety, health codes and sanitation) of a related restaurant owned or operated by the Company or any of its Subsidiaries or (iii) subject to any condition currently or previously existing that would reasonably be expected to give rise to any material violation of, or require remediation under, any applicable Law or, in any event, to result in Liability to the Company and its Subsidiaries in excess of $100,000, individually, or $500,000, in the aggregate.

(e)    To the Knowledge of the Company, all structures and other buildings subject to a Real Property Lease are in good operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs in the ordinary course, and except for ordinary wear and tear.

(f)    There is no deferred rent or other fees or amounts currently outstanding or otherwise expected under any Real Property Lease.

Section 3.22    Insurance.

(a)    Section 3.22(a) of the Company Disclosure Schedule sets forth a true and complete list of all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, cyber, liquor, fiduciary liability and other casualty and property insurance maintained by the Company and its Subsidiaries as of the date hereof.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in such amounts and against such risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries. There is no claim by the Company or any Subsidiary of the Company pending under any insurance policies which has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business. With respect to each such insurance policy, (i) the Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under the policy, and the Company and its Subsidiaries are in compliance in all material respects with all other terms and conditions (including any notification requirements) of all such policies and neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (ii) to the Knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or termination with respect to any insurance policy existing as of the date hereof that is held by, or for the benefit of, any of the Company or any of its Subsidiaries.

Section 3.23    Franchise Matters.

(a)    Section 3.23(a) of the Company Disclosure Schedule lists (i) each state or other jurisdiction in which the Company or any of its Subsidiaries is currently registered, or with which the Company filed an application for registration or an exemption from registration, to sell franchises, and the effective date or status of each such registration or exemption; (ii) each jurisdiction outside the United States in which the Company or any of its Subsidiaries has offered or sold franchises. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all franchise registrations required by applicable Law are in full force and effect and, as of the date of this Agreement, no suspension or cancellation of any of the franchise registrations is pending or, to the Knowledge of the Company, threatened and (iii) any comment/objection letters received from any state FDD regulatory agencies that remain open from the Company’s 2021 and 2022 filings.

(b)    Section 3.23(b) of the Company Disclosure Schedule lists each Company restaurant and whether such restaurant is Company-owned or franchised.

(c)    Section 3.23(c) of the Company Disclosure Schedule lists: (i) with respect to each Franchise Agreement: (A) the name of each Franchisee, (B) the expiration date of the applicable Franchise Agreement, (C) any available renewal or extension option applicable to such Franchise Agreement, (D) the royalty rate applicable to such Franchise Agreement, (E) any advertisement or other fees charged to the Franchisee under such Franchise Agreement, and (F) any relief to fees granted in the last two years and any relief which remains in effect, including any offers which remain in effect for optional and/or conditioned rebates or refunds of royalty fees and/or marketing fees from franchisor to any Franchisee; and (ii) for any Franchise Agreement that is an area development agreement, (A) the number of store/location obligations or rights of such Franchisee, (B) the related time period associated with such obligations or rights, and (C) the number of stores such Franchisee has actually opened. Except as set forth in Section 3.23(c) of the Company Disclosure Schedule and except for amendments, modifications or waivers to Franchise Agreements that do not alter the economic terms and conditions of such agreements in any material respect, each of the Franchise Agreements conforms in all material respects to the Company’s form of Franchise Agreements in effect at the time such Franchise Agreement was entered into, and Company has made available to Parent copies of each such form of franchise agreement.

(d)    To the Knowledge of the Company, all funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Franchisees at any time since January 1, 2018, including funds that Franchisees contributed for advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers or other third parties, have been administered and spent in accordance in all material respects with applicable Franchise Agreements, applicable Laws and any other applicable Contracts to which the Company or any of its Subsidiaries is a party.

(e)    As of the date of this Agreement and since January 1, 2018, no person, to the Knowledge of the Company, has provided written notice alleging that the Company or any Subsidiary of the Company is a joint or co-employer of or has any liability whatsoever with respect to any employees of any Franchisee, and no determination (preliminary or otherwise) has been made by any Governmental Authority that the Company or any Subsidiary of the Company is a joint or co-employer or has any liability whatsoever with respect to any employees of any other employer, including employees of Franchisees.

(f)    To the Knowledge of the Company, the Company and each of its Subsidiaries is currently and, since January 1, 2017, has been in compliance in all material respects with all franchise Laws in all states and countries where the Company or any of its Subsidiaries is conducting or has conducted franchise activities, and, in any event, has not failed to comply with any such Laws in any manner that would reasonably be expected to result in Liability to the Company and its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate.

(g)    Section 3.23(g) of the Company Disclosure Schedule sets forth a true and complete list of all Franchise Disclosure Documents (“FDDs”) that the Company or any of its Subsidiaries has used to offer or sell franchises in any jurisdiction at any time since January 1, 2017, to the date of this Agreement (“Material FDDs”). None of the Material FDDs contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)    To the Knowledge of the Company, other than by setting standards, the Company has not undertaken responsibility for, asserted control over or otherwise intervened in the day-to-day management of any of the Franchisees in any material respect.

(i)    Except as set forth on Section 3.23(i) of the Company Disclosure Schedule, since January 1, 2018, (i) no Franchisee has been in breach of any Franchise Agreement in any material respect and (ii) the Company has not terminated any Franchise Agreement for cause or arising from a material breach of a Franchise Agreement by a Franchisee.

Section 3.24    Quality and Safety of Food and Beverage Products. Since January 1, 2018, (a) there have been no recalls of any food or beverage product of the Company or any Subsidiary of the Company, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Subsidiary of the Company and (b) to the Knowledge of the Company, none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or, in any event, to result in Liability to the Company and its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate.

Section 3.25    Permits; Compliance with Law.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or, in any event, to result in Liability to the Company and its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate, (i) each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, permanent certificates of occupancy, approvals and other permits of any Governmental Authority (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”) and (ii) all such Company Permits are in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or, in any event, to result in Liability to the Company and its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate, since January 1, 2017, none of the Company and any of its Subsidiaries is or has been in conflict with, or in default or violation of, (i) any Law applicable to the Company or such Subsidiary of the Company or by which any of the Company Assets is bound or (ii) any Company Permits. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective assets is under investigation with respect to or has been threatened to be charged with or given written notice of, nor has any Governmental Authority notified the Company in writing of its intent to conduct an investigation of, any violation of any applicable Law (including with respect to the retail sale of alcohol), except for such investigations or charges which would not reasonably be expected to be material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or, in any event, to result in Liability to the Company and its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate.

(c)    The Company or its Subsidiaries, as applicable, is in possession of all licenses with respect to serving of liquor or alcohol issued by a Governmental Authority that is held or used by the Company or its Subsidiaries (collectively, the “Liquor Licenses”), except where the failure to have any of the Liquor Licenses would not reasonably be expected to have a Company Material Adverse Effect. Section 3.25(c) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all the Liquor Licenses, along with the street address, license number and expiration date of each such Liquor License. As of the date hereof, the Company represents that:

(i)     to the extent required by applicable Law, each of the restaurants listed in Section 3.25(c)(i) of the Company Disclosure Schedule and operated by the Company or any of its Subsidiaries possesses a Liquor License in good standing;

(ii)     each Liquor License is in full force and effect and is adequate for the current operation at the restaurant for which it is issued;

(iii)    neither the Company nor any of its Subsidiaries have received any written notice of any pending or threatened modification, suspension, revocation or cancellation of a Liquor License or any proceeding related thereto;

(iv)    since January 1, 2018, there have been no proceedings before any Governmental Authority related to any material violation of any Liquor Licenses;

(v)    except as provided in Section 3.25(c)(v) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no pending, unresolved or unsatisfied disciplinary actions, citations, penalties or disciplinary actions related to the Liquor Licenses that would reasonably be expected to have any material impact on any individual restaurant location or all restaurant locations taken as a whole or the ability to maintain or renew any Liquor License; and

(vi)    the consummation of the Merger Transactions contemplated by this Agreement will not require the consent, approval or authorization of any third party or Governmental Authority with respect to any of the Liquor Licenses, except as set forth on Section 3.25(c)(vi) of the Company Disclosure Schedule.

(d)    No representation is made under this Section 3.25 with respect to SEC reports, financial statements and internal controls, employee benefits, labor, Tax, environmental or intellectual property matters, which matters are addressed in Section 3.9, Section 3.10, Section 3.15, Section 3.16, Section 3.17, Section 3.18 and Section 3.19, respectively.

Section 3.26    Anti-Corruption. The Company and each of its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees, representatives or agents has been in compliance with (a) the Foreign Corrupt Practices Act of 1977, the Bank Secrecy Act as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and any rules and regulations promulgated thereunder, (b) any other applicable Law that prohibits corruption or bribery and (c) anti-money laundering Laws or any rules or regulations promulgated thereunder, or any applicable Law of similar effect. Section 3.26 of the Company Disclosure Schedule sets forth each material action, suit, inquiry, investigation (including any internal investigation) or any other material proceeding by any Governmental Authority, including those pending or threatened, involving the Company and its Subsidiaries, or, to the Company’s Knowledge, any of its directors, officers, employees or agents acting for or on behalf of the Company and its Subsidiaries, each written inquiry of any Governmental Authority received by the Company and its Subsidiaries and any and all voluntary or involuntary disclosure by the Company, any of its Subsidiaries or any of its officers, directors or employees to any Governmental Authority in the five years prior to the date hereof related to any of the foregoing.

Section 3.27    Suppliers. Section 3.27 of the Company Disclosure Schedule sets forth a list of the Principal Suppliers. Except as set forth on Section 3.27 of the Company Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Company, the Company has not received any written notice from any Principal Supplier indicating that such Principal Supplier is ceasing or intends to cease dealing with the Company or any Subsidiary of the Company, or intends to change any material terms in dealing with the Company or any Subsidiary of the Company.

Section 3.28    Gift Cards; Loyalty Program. All unexpired and outstanding gift cards, gift certificates and loyalty program memberships which have been purchased by and which entitle such gift card holders, gift certificate holders or loyalty program members to any products or goods sold by the Company without any further consideration or at a discount after the Closing Date are appropriately reflected in the Company’s books and records in all material respects and are managed in material compliance with all Laws, including any applicable state and federal gift card and loyalty program Laws. Section 3.28 of the Company Disclosure Schedule lists the name of the administrator of each Company gift card, gift certificate and loyalty program.

Section 3.29    PPP Loan. The Company’s execution, delivery and performance of each contract, agreement or written arrangement entered into by the Company in connection with the PPP Loans was duly authorized by all necessary action on the part of the Company. At the times of applying for and receiving proceeds of the PPP Loans, the Company satisfied all of the criteria for the PPP Loans set forth in the CARES Act and the Company has not received any written notice or communication from Choice Financial Group or any Governmental Authority alleging any violation of the CARES Act or other applicable law, rule or regulation by the Company with respect to the PPP Loans. At all times while the PPP Loans were outstanding, the Company complied in all material respects with all of the rules and regulations of the SBA, the Small Business Act (15 U.S.C. Code Chapter 14A – Aid to Small Business) and the CARES Act. Other than the PPP Loans, the Company has not applied for, sought or received any form of funding or other relief under the Families First Coronavirus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act, the CARES Act or any other law, statute, regulation, rule, decree or order of any Governmental Authority enacted, amended or supplemented in response to the COVID-19 pandemic. The Company used the proceeds of the PPP Loans solely for the uses and costs described in the PPP Loans with respect to forgiveness of the PPP Loans or otherwise permitted by the CARES Act. Each of the PPP Loans has been forgiven in full by the SBA and there are no outstanding claims or costs related to the PPP Loans expected to be due or payable.

Section 3.30    Company Swaps. Neither the Company nor any of its Subsidiaries is party to any interest rate swaps or currency exchange swaps in effect as of the date of this Agreement.

Section 3.31    Affiliated Transactions. No director, officer or Affiliate (other than Subsidiaries of the Company) of the Company is a party to any Contract with the Company or its Subsidiaries (other than employment agreements) or has any material interest in any property used by the Company or its Subsidiaries, in either case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed.

Section 3.32    Opinion of Financial Advisor. Kroll, LLC (the “Company Financial Advisor”) has delivered to the Company Board its written opinion to the effect that, as of the date of such opinion, and subject to the various limitations, assumptions, factors and matters set forth therein, the Offer Price and the Merger Consideration are fair to the shareholders of the Company (other than the Guarantor or its affiliates) from a financial point of view. Section 3.32 of the Disclosure Schedule sets forth all fees payable to the Company Financial Advisor in connection with the Merger Transactions and otherwise related to the engagement of the Company Financial Advisor.

Section 3.33    Brokers. No broker, finder, investment banker or other Person, other than the Company Financial Advisor, is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.34    State Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, no further action is required by the Company Board (or any committee thereof) or the shareholders of the Company to comply with or render inapplicable to this Agreement and the Merger Transactions: (a) the restrictions on a “control share acquisition” (as defined in Section 302A.011, Subd. 38, of the MBCA) set forth in Section 302A.671 of the MBCA; (b) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 48, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA; (c) the “fair price requirement” set forth in Section 302A.675 of the MBCA; (d) any other similar applicable anti-takeover statute or regulation in Minnesota; and (e) any anti-takeover provision in the Company Organizational Documents (any such anti-takeover statutes or regulations, a “Takeover Law”).

Section 3.35    No Rights Agreement. The Company is not party to a shareholder rights agreement, “poison pill” or similar antitakeover agreement or plan and the Company Board has not adopted or authorized the adoption of such an agreement, plan or arrangement.

Section 3.36    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III (subject to the limitations set forth in the first paragraph of this Article III and the terms of this Agreement), neither the Company nor any other Person makes or has made, and Parent and Merger Sub acknowledge and agree that they expressly disclaim any reliance upon, any express or implied representation or warranty with respect to the Company or its Subsidiaries or Affiliates or their respective business, operations, assets, liabilities, results of operations, condition (financial or other) or prospects, or with respect to any estimates, projections, forecasts and other forward-looking information or business or strategic plan information regarding the Company and its Subsidiaries, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement or any financial statements, including projections, estimates, forecasts or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, “data rooms” maintained by the Company or its Representatives, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective Affiliates, shareholders or Representatives, and each of Parent and Merger Sub acknowledge the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.1    Organization and Power. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of their applicable state of formation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2    Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder to consummate the Merger Transactions. The board of directors of Parent has adopted resolutions approving this Agreement and the Merger Transactions. The sole shareholder of Merger Sub has adopted resolutions adopting this Agreement. The board of directors of Merger Sub has: (a) approved this Agreement and the Merger Transactions and declared it advisable to enter into this Agreement and consummate the Merger Transactions and (b) recommended that Merger Sub’s shareholder adopt this Agreement. The execution, delivery and performance of this Agreement, by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. Assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. No vote or consent of the shareholders of Parent is required by applicable Law, or the articles of incorporation or bylaws or other equivalent organizational documents of Parent in connection with this Agreement or the Merger Transactions.

Section 4.3    Governmental Authorizations. Assuming that the representations and warranties of the Company contained in Section 3.6 and Section 3.8(h) are true and correct, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger Transactions do not and will not require any Governmental Authorization, other than:

(a)    the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business;

(b)    any filings and reports that may be required in connection with this Agreement and the Merger Transactions either with the SEC or under state securities Laws or “blue sky” Laws;

(c)    compliance with the Nasdaq rules and regulations;

(d)    filings required under, and compliance with the other applicable requirements of, the HSR Act;

(e)    such filings and registrations as may be required under Chapter 80B of the Minnesota Statutes; and

(f)    where the failure to obtain such Governmental Authorization would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4    Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub or (b) assuming that all Governmental Authorizations described in Section 4.3 have been obtained or made prior to the Offer Acceptance Time or the Effective Time, as applicable (i) contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound or (ii) result in any violation or breach of, or constitute a default under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both), any Contracts to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any Parent Assets are bound, other than in the case of clause (b) of this Section 4.4, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5    Capitalization; Interim Operations of Merger Sub; Ownership of Common Stock.

(a)    All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(b)    Merger Sub was formed solely for the purpose of engaging in the Merger Transactions and has not engaged, nor prior to the Effective Time will it engage, in any business activities or operations other than in connection with the Merger Transactions. Merger Sub has no Subsidiaries.

(c)    None of Parent, Merger Sub or their respective Affiliates own, directly or indirectly, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, any shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock or are an “interested shareholder” under Section 302A.011, Subd. 49, of the MBCA, and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement.

Section 4.6    Sufficient Funds. Parent’s, Merger Sub’s and Guarantor’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the completion of the Merger Transactions. Parent and Merger Sub have (or have available to them), and will have as of the Offer Acceptance Time and Effective Time sufficient cash available to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the Merger Transactions, including Parent’s and Merger Sub’s costs and expenses and the aggregate Offer Price and Merger Consideration on the terms and conditions contained in this Agreement, and there is not, nor will there be, any restriction on the use of such cash or cash equivalents for such purpose.

Section 4.7    Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of the Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of all of Parent’s obligations under this Agreement (the “Guarantee”). The Guarantee is (a) a legal, valid and binding obligation of the Guarantor, (b) enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions and (c) in full force and effect. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under the Guarantee.

Section 4.8    Absence of Arrangements with Management and Principal Shareholders. Other than this Agreement and the Support Agreements, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings (a) between Parent, Merger Sub, Guarantor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of their respective Affiliates or any beneficial owner of Common Stock, on the other hand, relating to the Merger Transactions or the operations of the Company or any of its Subsidiaries or (b) pursuant to which any shareholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Offer Price or the Merger Consideration or pursuant to which any shareholder of the Company agrees to tender any shares of Common Stock in the Offer or agrees to vote against or otherwise oppose any Superior Proposal.

Section 4.9    Litigation. There is no Legal Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Affiliates that would or seeks to materially delay or prevent the consummation of the Merger Transactions or that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Merger Transactions or that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10    Brokers. Except for National Bank Financial Inc., no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries.

Section 4.11    Independent Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Merger Transactions, Parent and Merger Sub have each relied solely upon its own investigation and analysis of the business, operations, assets and financial condition of the Company and its Subsidiaries, and Parent and Merger Sub acknowledge and agree that (a) except for the representations and warranties made by the Company in Article III (as modified or disclosed against by the Company Disclosure Schedule or the Company SEC Reports), neither the Company nor any other Person makes or has made, and Parent and Merger Sub expressly disclaim any reliance upon, any express or implied representation or warranty with respect to the Company or its Subsidiaries or Affiliates or their respective business, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, or with respect to any estimates, projections, forecasts and other forward-looking information or business or strategic plan information regarding the Company and its Subsidiaries, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement or any financial statements, including any projections, estimates, forecasts or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, “data rooms” maintained by the Company or its Representatives, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective

Affiliates, shareholders or Representatives and (b) to the fullest extent permitted by applicable Law, none of the Company, its Affiliates or any of its or their respective shareholders, controlling persons or Representatives shall have any Liability or responsibility whatsoever to Parent or Merger Sub, their respective Affiliates, shareholders or Representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent or Merger Sub, their respective Affiliates, shareholders or Representatives, except as and only to the extent expressly set forth in this Agreement. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters.

ARTICLE V

COVENANTS

Section 5.1    Conduct of Business of the Company. From and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, except as permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Law, or for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, or as otherwise required by applicable Law, or for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures, from and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned:

(a)    Organizational Documents. Amend any of the Company Organizational Documents;

(b)    Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends and distributions by wholly-owned Subsidiaries of the Company;

(c)    Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (except in connection with acquisitions related to a forfeiture of equity awards), (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to (A) the exercise of the Company Options, or (B) the vesting of outstanding Company RSU Awards);

(d)    Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any of its directors or officers or materially increase the compensation or benefits payable or to become payable to any of its employees, (ii) establish, adopt, enter into, amend, renew or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy, program or commitment (including any severance or retention agreement) that, if in effect on the date of this Agreement, would be a material Company Benefit Plan, (iii) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to union or organized employees, (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, employees or other service providers, (v) terminate the employment of any executive officer of the Company, other than for cause or (vi) hire any employee who is an executive officer, except, in the case of each of the foregoing, to the extent required by applicable Law, this Agreement or any Company Benefit Plan or other Contract existing as of the date of this Agreement;

(e)    Acquisitions. Acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise) any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as whole, except for any such transaction (i) which is between the Company and any of its wholly-owned Subsidiaries or between any such wholly-owned Subsidiaries of the Company or (ii) pursuant to any Contract existing as of the date of this Agreement;

(f)    Dispositions. Sell, lease, license, abandon or dispose of any Company Assets that are material to the Company, or, in any event, have a value in excess of $100,000 individually or $500,000 in the aggregate, including the capital stock of Subsidiaries of the Company, other than (i) such transactions in the ordinary course of business consistent with past practice, (ii) the disposition of obsolete or excess assets, (iii) transfers among the Company and its Subsidiaries or (iv) pursuant to any Contract existing as of the date of this Agreement;

(g)    Encumbrances. Pledge, encumber or grant any Liens on any material Company Assets, other (i) than Permitted Liens or (ii) in the ordinary course of business consistent with past practice;

(h)    Loans and Investments. Make any loans, capital contributions or advances to, or investments in, any other Person other than (i) the Company or any of its Subsidiaries or (ii) in the ordinary course of business consistent with past practice up to $100,000 in the aggregate;

(i)    Indebtedness; Guarantees. Incur, assume or guarantee any new indebtedness for borrowed money in excess of $100,000 in the aggregate;

(j)    Material Contracts. Except as required by applicable Law or the Merger Transactions, enter into, amend, terminate (other than expiration in accordance with their terms) or waive any material rights or obligations under, any Material Contract or Real Property Lease (other than Franchise Agreements, Contracts with suppliers, or otherwise in the ordinary course of business consistent with past practice);

(k)    New Business. Enter into any new line of business outside its existing business as of the date of this Agreement;

(l)    Capital Expenditures. Make capital expenditures, except (i) as consistent in all material respects with the Company’s current business plan that was previously made available to Parent, (ii) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance), (iv) in connection with the construction or refurbishment of restaurant facilities as set forth on Section 5.1(l) of the Company Disclosure Schedules, or (v) otherwise in an amount not to exceed $1,000,000 in the aggregate;

(m)    Corporate Transactions. Merge or consolidate with any Person or adopt a plan of liquidation, dissolution or consolidation, restructuring or recapitalization;

(n)    Equity Arrangements. Enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of shares of its capital stock except for any such transaction which is between the Company and any of its wholly-owned Subsidiaries or between any such wholly owned Subsidiaries of the Company;

(o)    Accounting. Change its accounting methods, policies or procedures, other than as required by GAAP, applicable Law or by any Governmental Authority (including the Financial Accounting Standards Board, the SEC or any similar organization);

(p)    Legal Actions. Waive, release, assign, settle or compromise any material Legal Actions, including those listed on Section 5.1(p) of the Company Disclosure Schedules, other than (i) in the ordinary course of business consistent with past practice, (ii) for which an accrual or reserve has been established on the balance sheet of the Company as of the Balance Sheet Date, or (iii) if the loss resulting from such waiver, release, assignment settlement or compromise (A) is covered by, reimbursed to the Company or any of its Subsidiaries under, an insurance policy (excluding any deductible or retention payable by the Company or its Subsidiaries) or (B) involves out of pocket payments by the Company not exceeding $100,000 in the aggregate (net of available insurance coverage);

(q)    Insurance. Cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect, any insurance policy;

(r)    Taxes. (i) Make, change or revoke any material Tax election, change any annual Tax accounting period, or adopt any new, or change any current, method of Tax accounting, or (ii) amend, refile or otherwise revise any previously filed Tax Returns, (iii) enter into any closing agreement, settle or compromise any material Tax claim or assessment, (iv) consent to any extension or waiver of the statutory period of limitations applicable to any material claim or assessment in respect of Taxes, (v) waive any right to a refund of Taxes, or (vi) enter into any Tax sharing, allocation, indemnity or similar agreements or arrangements (other than customary commercial agreements not primarily related to Taxes);

(s)    Poison Pill. Enter into, adopt or authorize the adoption of any shareholder rights agreement, “poison pill” or similar antitakeover agreement, plan or arrangement;

(t)    Delay. Take any action or omit to take any action the result of which would reasonably be expected to materially and adversely impair or materially delay or impede the consummation of the Merger Transactions; or

(u)    Related Actions. Agree or commit to do any of the foregoing.

Section 5.2    Conduct of Parent and Merger Sub. Except as expressly required or permitted by this Agreement or as required by applicable Law or Order, or to comply with any notice from a Governmental Authority, from and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, neither Parent nor Merger Sub shall, without the prior written consent of the Company, (i) take any action or omit to take any action the result of which would reasonably be expected to materially and adversely impair or materially delay or impede the consummation of the Merger Transactions or (ii) authorize any of, or commit or agree, in writing or otherwise, to take any such action.

Section 5.3    Access to Information; Confidentiality.

(a)    The Company shall, and shall cause its Subsidiaries, to (i) provide to Parent and its Representatives reasonable access, at normal business hours and upon prior notice, to the officers, employees, properties, books and records of the Company and its Subsidiaries and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent may reasonably request, in each case in a manner so as to not unreasonably disrupt or impair the business or operations of the Company or any of its Subsidiaries. Nothing herein shall require the Company or any of its Subsidiaries to provide such access or information to the extent the Company determines that such action (A) would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (B) would reasonably be expected to cause competitive harm to the Company or any of its Subsidiaries if the Merger Transactions are not consummated, or may expose the Company to the risk of liability for disclosure of sensitive or personal information, (C) specifically relates to the evaluation, deliberation or minutes of the Company Board (or any committee or subcommittee thereof) related to the Merger Transactions, the strategic and financial alternatives process leading thereto, or any information or materials provided to the Company Board (or any committee or subcommittee thereof) in connection therewith or (D) would reasonably be expected to violate any applicable Law or any confidentiality obligation owing to a third party (provided that the Company shall have used commercially reasonable efforts to obtain the consent of such third party to provide such information, if requested). Parent shall ensure that any request for access made by Parent or its Representatives hereunder shall be made by initially contacting the Company’s Chief Executive Officer.

(b)    Information disclosed under this Section 5.3 and otherwise pursuant to this Agreement shall continue to be governed under that certain Confidentiality Agreement, dated May 26, 2022, between Guarantor and the Company (the “Confidentiality Agreement”).

(c)    Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries before the Effective Time. Before the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

(d)    The Company has provided to Parent one or more CD-ROMs or USB flash drives containing all information, documents and materials made available by the Company in the virtual data room for “Project Grill 2022” hosted on Dentons Direct, as accessible to Parent at 3:01 p.m. (New York City time) on the date of this Agreement.

Section 5.4    No Solicitation.

(a)    From and after the date hereof until the Offer Acceptance Time or, if earlier, the termination of this Agreement in accordance with Article VII, and except as otherwise expressly permitted by this Agreement, the Company shall not, and the Company shall cause each of its Subsidiaries not to, and the Company shall cause its Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions with, or furnish any non-public information with respect to the Company or any of its Subsidiaries to, any Person in connection with a Takeover Proposal (other than to state that the Company is not permitted to have discussions) or (iii) execute or enter into any letter of intent, agreement in principle or Contract with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (or resolve to or publicly propose to do any of the foregoing). The Company shall, and shall cause each of its Subsidiaries to, and shall cause its Representatives to, (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Parent and its Affiliates, and their respective Representatives) conducted prior to the date of this Agreement with respect to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (y) immediately terminate access by any third party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal and (z) promptly request that each Person promptly return or destroy all non-public information previously furnished to such Person or any of its Representatives in accordance with the terms of the confidentiality or similar agreement in place with such Person. Any breach of this Section 5.4(a) by any Representative of the Company shall be deemed a breach of this Section 5.4(a) by the Company.

(b)    Notwithstanding Section 5.4(a) or any other provision of this Agreement to the contrary (but subject to this Section 5.4(b)), at any time after the date hereof until the Offer Acceptance Time, and following the receipt by the Company of a bona fide, written Takeover Proposal (which Takeover Proposal did not arise out of a breach of Section 5.4(a)), (i) the Company and its Representatives shall be permitted to participate in discussions regarding such Takeover Proposal solely to clarify the terms of such Takeover Proposal and (ii) if the Company Board determines in good faith (A) that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Takeover Proposal would be inconsistent with its fiduciary duties, then the Company may, in response to such Takeover Proposal, (x) furnish or provide access to data and information (including non-public information) with respect to the Company and any of its Subsidiaries to the

Person who has made such Takeover Proposal, and its Representatives, pursuant to an Acceptable Confidentiality Agreement, so long as any written material non-public information provided under this clause (x) has previously been provided or made available to Parent or is provided or made available to Parent substantially concurrently with or as promptly as practicable (and, in any event, within 1 day of) after the time it is provided to such Person, and (y) participate in discussions and negotiations regarding such Takeover Proposal.

(c)    From and after the date of this Agreement until the Offer Acceptance Time, the Company shall advise Parent orally and in writing of (i) the receipt of any Takeover Proposal or of any written inquiry, offer or proposal that could reasonably be expected to lead to a Takeover Proposal, specifying the material terms and conditions thereof (including the identity of the Person making such Takeover Proposal, inquiry, offer or proposal, and each Person controlling such Person), and (ii) any material changes or modifications to the financial or other material terms and conditions of such Takeover Proposal, in each case also providing to Parent a copy of each written Takeover Proposal and any written changes or modifications thereto, and in each case as soon as is reasonably practicable and in any event within twenty four (24) hours after the Company’s receipt thereof. The Company shall also notify Parent promptly (but in no event later than one Business Day) after receipt by the Company of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that could reasonably be expected to make, or has made, a Takeover Proposal (including the identity of the Person making such request and each Person Controlling such Person). The Company also shall keep Parent informed on a reasonably prompt basis as to the status (including changes to the material terms) of each such Takeover Proposal or request and any related discussions or negotiations.

(d)    Except as contemplated by Section 5.4(e) and Section 5.4(f), the Company Board (or applicable committee thereof) shall not (i) withdraw, modify or amend, or publicly propose to withdraw, modify or amend, the Company Board Recommendation in any manner adverse to Parent, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a Takeover Proposal, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 or, if any Takeover Proposal has been made public, fail to reaffirm the Company Board Recommendation upon request of Parent within the earlier of three Business Days prior to the then scheduled expiration date or five Business Days after Parent requests such reaffirmation with respect to such Takeover Proposal (any action described in clauses (i) through (iii) being referred to as an “Adverse Recommendation Change”) or (iv) approve, recommend or allow the Company to enter into any letter of intent, agreement in principle or Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (an “Acquisition Agreement”).

(e)    Notwithstanding Section 5.4(d) or any other provision of this Agreement to the contrary, the Company Board may, at any time before the Offer Acceptance Time and in response to a Superior Proposal received by the Company Board after the date of this Agreement (x) make an Adverse Recommendation Change or (y) terminate this Agreement to enter into an Acquisition Agreement or authorize, resolve, agree or propose publicly to take any such action, but only if:

(i)    the Company has not breached any of its obligations under Section 5.4(a);

(ii)    the Company Board has determined in good faith, after consultation with outside legal and financial advisors, that failure to do so would be inconsistent with its fiduciary duties;

(iii)    the Company shall have first provided at least five (5) Business Days’ prior written notice (the “Notice Period”) to Parent that the Company is prepared to (A) make an Adverse Recommendation Change or (B) terminate this Agreement to enter into an Acquisition Agreement with respect to a Superior Proposal, which notice shall include the material terms and conditions of and a copy of the written definitive agreements providing for the transaction that constitutes such Superior Proposal;

(iv)    during the Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to enable Parent to propose in writing such adjustments in the terms and conditions of the Transaction Documents so that such Superior Proposal ceases to constitute a Superior Proposal; and

(v)    following the end of the Notice Period (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent and a new five (5) Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by Parent, the Company Board has determined in good faith that, after consultation with its financial advisor, such Superior Proposal continues to constitute a Superior Proposal.

(f)    Notwithstanding Section 5.4(d) or any other provision of this Agreement to the contrary, the Company Board may, at any time before the Offer Acceptance Time, make an Adverse Recommendation Change in response to an Intervening Event, but only if:

(i)    the Company has not breached any of its obligations under Section 5.4(a);

(ii)    the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties;

(iii)    the Company shall have first provided prior written notice to Parent for at least the duration of the Notice Period that the Company is prepared to make an Adverse Recommendation Change, which notice shall specify in reasonable detail the Intervening Event and the basis upon which the Company proposes to make an Adverse Recommendation Change;

(iv)    during the Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to enable Parent to propose in writing such adjustments in the terms and conditions of the Transaction Documents so that the failure to make such Adverse Recommendation Change would no longer be inconsistent with the directors’ exercise of their fiduciary duties; and

(v)    following the end of the Notice Period (it being understood and agreed that any material change to the conditions constituting such Intervening Event shall require an additional notice to Parent and a new five (5) Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by Parent, the Company Board has determined that, after consultation with its outside legal counsel, the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties.

(g)    Nothing contained in this Agreement shall prohibit the Company, the Company Board or any committee or subcommittee thereof from complying with Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from making any disclosure to the Company’s shareholders if the Company Board determines, in good faith after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties or such disclosure is otherwise required under applicable Law. For the avoidance of doubt, in no event shall the issuance of a “stop, look and listen” statement (or other similar statement pursuant to any requirement of applicable Law) constitute an Adverse Recommendation Change.

Section 5.5    Employees; Benefit Plans.

(a)    Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates shall treat, and shall cause each plan, agreement, program, policy and arrangement sponsored or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Effective Time and in which any individual who is an employee of the Company or any of its Subsidiaries’ immediately prior to the Effective Time and who remains employed by the Surviving Corporation, Parent or any of their Subsidiaries or Affiliates (each, an “Employee”) (or the spouse, domestic partner or dependent of any Employee) participates or is eligible to participate (each, a “New Plan”) to treat, for all purposes (but not for benefit accrual purposes, except for paid time off and severance), all service with the Company and its Subsidiaries (and any predecessor employers if the Company or any of its Subsidiaries or any Company Benefit Plan provides past service credit) as service with Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates; provided, however, that such service need not be counted to the extent it would result in duplication of benefits and such service need only be credited to same extent and for the same purpose as such service was credited under the corresponding Company Benefit Plan. Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates will use commercially reasonable efforts to cause each New Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations regarding the Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding Company Benefit Plan, and (ii) to recognize for each Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such New Plan any deductible, co-payment and out-of-pocket expenses paid by such Employee and his or her spouse, domestic partner and dependents under the corresponding Company Benefit Plan during the plan year of such Company Benefit Plan in which occurs the later of the Effective Time and the date on which such Employee begins participating in such New Plan.

(b)    With respect to any earned but unused paid time off, vacation or sick time (“PTO”) or PTO time to which any Employee is entitled pursuant to the PTO policy or individual agreement, applicable Law or other arrangement applicable to such Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries and Affiliates to, (i) allow such Employee to use such earned PTO and (ii) if any Employee’s employment terminates between the Effective Date and December 31, 2022, under circumstances entitling the Employee to severance pay, or as otherwise required by applicable Law, pay the Employee, in cash, an amount equal to the value of the earned and unused PTO.

(c)    If, at least five Business Days prior to the Closing Date, Parent provides written notice to the Company directing the Company to terminate one or more of its (i) Company’s 401(k) Plan (the “Company 401(k) Plan”) and/or (ii) other Company Benefit Plan (the “Terminated Plans”), the Company shall terminate the Terminated Plans effective, in the case of (i) as of the day immediately preceding the Closing Date, and in the case of (ii) immediately prior to the Closing Date, subject to the consummation of the transactions contemplated hereby. The Company shall provide to Parent, prior to the Closing Date, written evidence reasonably acceptable to Parent of the adoption by the applicable authorized governing body of the Terminated Plans of resolutions authorizing the termination of the Terminated Plans (with the form and substance of such resolutions to be subject to Parent’s reasonable review and comment) no later than one Business Days prior to the Closing Date.

(d)    Nothing in this Section 5.5, whether express or implied, shall confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.5. No provision of this Section 5.5 is intended to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Subsidiaries or Affiliates.

Section 5.6    Directors’ and Officers’ Indemnification and Related Insurance.

(a)    From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permitted under applicable Law, (i) indemnify and hold harmless, and advance expenses to, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee, agent or fiduciary of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, Liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Legal Action (including as may be administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or such Subsidiary or was acting in such capacity, or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Legal Action (including as may be administrative or investigative) relating in whole or in part to the Merger Transactions or relating to the enforcement of this provision) and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by Law, the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, exculpation and indemnification (including advancement of expenses) of directors and officers than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees for a period of six years after the Effective Time.

(b)    In the event of any Legal Action (including as may be administrative or investigative) related to the acts or omissions covered under this Section 5.6 (each, a “Claim”) (i) the Surviving Corporation shall cooperate with the Indemnitee and its insurer in the defense of any such Claim and (ii) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Claim pending or threatened in writing to which an Indemnitee is a party (and in respect of which indemnification could be sought by such Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all Liability arising out of such Claim or the Indemnitee otherwise consents.

(c)    Parent and the Surviving Corporation shall, jointly and severally, maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by the Company on terms and scope with respect to coverage, and in amount, no less favorable to its covered individuals than those of such policies in effect on the date of this Agreement, or policies, issued by a reputable insurer at least equivalent to the insurer(s) of the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance, of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the Merger Transactions) so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). If Parent or the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Parent and the Surviving Corporation shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.6(c), before the Effective Time and in consultation with Parent, the Company shall be entitled to, and at the request of Parent shall, purchase fully-paid and non-cancellable six-year “tail” directors’ and officers’ liability and fiduciary liability insurance policies covering the matters described in this Section 5.6(c) and on like terms, scope and amount (and covering, without limitation, the Merger Transactions) and, if the Company purchases such policies before the Effective Time, then Parent and the Surviving Corporation’s obligations under this Section 5.6(c) shall be satisfied so long as Parent and the Surviving Corporation cause such policies to be maintained in effect for a period of six years following the Effective Time.

(d)    The covenants contained in this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and their respective heirs and legal representatives and shall not be deemed exclusive of, or in substitution for, any other rights to which an Indemnitee is entitled, whether pursuant to Law, Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.6 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).

(e)    In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall take all necessary action so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

Section 5.7    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that, as promptly as practicable, the Offer Conditions and the conditions set forth in Article VI are satisfied and to consummate the Merger Transactions as promptly as practicable, including by preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents. The terms of this Section 5.7 shall not limit the rights of the Company set forth in Section 5.4.

Section 5.8    Consents; Filings; Further Action.

(a)    Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall, and shall cause its Affiliates to, use its reasonable best efforts to, as promptly as practicable: (i) obtain any consents, approvals, registrations, waivers, permits, orders or other authorizations from, and make any filings and notifications with, any Governmental Authority or third party necessary, proper or advisable to consummate the Merger Transactions; (ii) make any submissions necessary, proper or advisable in connection with the Merger Transactions under the Securities Act, the Exchange Act, the HSR Act, the MBCA, the Nasdaq rules and regulations and any other applicable Law; (iii) comply to the extent necessary with any request for information by any Governmental Authority, including any request for additional information and documentary material by the Federal Trade Commission or the United States Department of Justice Antitrust Division under the HSR Act; (iv) resolve questions or objections, if any, as may be asserted by any Governmental Authority; and (v) take or cause to be taken all other actions necessary, proper or advisable (consistent with this Section 5.8) to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws as soon as practicable.

(b)    The parties shall cooperate and consult with each other in connection with obtaining any approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority required to consummate the transaction contemplated hereby, and shall, unless prohibited by law, (i) promptly inform the other party of any communication from any Governmental Authority; (ii) consult and cooperate with, and consider in good faith the views of, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under the HSR Act or the antitrust laws of any other Governmental Authority; (iii) promptly provide each other with copies of all written communications to or from any Governmental Authority; (iv) use good faith efforts to give each other reasonable advance notice of all meetings with any Governmental Authority; and (v) not participate independently in any meeting with a Governmental Authority without providing reasonable advance notice to the other party and an opportunity to attend and participate in such meeting.

(c)    Notwithstanding anything to the contrary in this Agreement, neither the Company nor Parent, nor any of their respective Affiliates, shall be obligated to (i) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, (ii) propose, negotiate, or agree to the sale, divestiture, license or other disposition of any assets or businesses, (iii) accept any operational restriction that is material to its business or assets, or (iv) take any other action that would materially limit the right of that party, any of its subsidiaries, or any of its Affiliates to own or operate its or their businesses or assets.

Section 5.9    Public Announcements. The initial press release regarding the Merger Transactions shall be a joint press release by the Company and Parent. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the Merger Transactions and shall give each other reasonable opportunity to review and comment upon any such release or statement and shall consider any comments received in good faith. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law, Order, Canadian securities Laws, Toronto Stock Exchange requirements or the Nasdaq requirements. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by Section 5.4(e), Section 5.4(f) or Section 5.4(g). Notwithstanding the foregoing, this Section 5.9 shall not apply to any press release or other public statement (a) that contains substantially similar information that has been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business consistent with past practice and does not relate specifically to the signing of this Agreement or the Merger Transactions.

Section 5.10    Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Merger Transactions (“Expenses”) shall be paid by the party incurring those Expenses.

Section 5.11    Financing. Prior to the Closing Date, upon Parent’s request, the Company shall use its reasonable efforts to, and to cause its Subsidiaries to use reasonable efforts to, prior to or at, and conditioned upon, the occurrence of the Closing, deliver all notices and take all other actions required to, at Parent’s option: (a) facilitate the termination of commitments under the Credit Agreement, dated as of November 23, 2021 among JP Morgan Chase Bank, N.A. and the Company ( the “Subject Indebtedness”), the repayment in full of all obligations then outstanding thereunder and the release of all Liens in connection therewith on the Closing Date, and deliver to Parent prior to or at the Closing a customary payoff letter in respect of the Subject Indebtedness (the “Payoff Letter”), which Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to the Subject Indebtedness as of the Closing Date (the “Payoff Amount”) and (ii) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and Liens in connection therewith on the assets of the Company or any of its Subsidiaries shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time or (b) obtain the waiver and/or consent of the parties to the Subject Indebtedness necessary to authorize the waiver or consent to the Merger Transactions in respect of the Subject Indebtedness (the “Lender Consent”), such Lender Consent to be in a form reasonably satisfactory to Parent; provided that, notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub acknowledge and agree that the delivery of the Payoff Letter and the Lender Consent pursuant to this paragraph by the Company to Parent shall not be a condition to the Closing, and the Offer and the Closing are not conditioned upon Parent receiving such Payoff Letter or Lender Consent. Notwithstanding anything to the contrary herein, all such requested cooperation provided in accordance with this Section 5.11 shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and in no event shall the Company or any of its Subsidiaries be required to bear any cost or expense other than de minimis cost or expenses, pay any commitment or other fee, enter into any definitive agreement, incur any other Liability, make any other payment or agree to provide any indemnity in connection with any of the foregoing prior to the Effective Time. In addition, nothing in this Section 5.11 shall require any action that would conflict with or violate the Company Organizational Documents or any Law or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Contract to which the Company or its Subsidiaries is a party.

Section 5.12    Rule 16b-3. Prior to the Effective Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required or advisable to cause dispositions of the Company’s equity securities (including derivative securities) pursuant to the Merger Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13    Notification of Certain Matters. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Merger Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Merger Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Legal Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Merger Transactions and (c) any fact, event or circumstance that (i) has had or would reasonably be expected to result in any Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (ii) is reasonably likely to result in the failure of any of the Offer Conditions or any of conditions set forth in Article VI to be satisfied; provided, however, that no such notification (or failure to provide such notification) shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder. Subject to a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company in the defense and settlement of any shareholder litigation against the Company or its directors or officers relating to this Agreement or the Merger Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, that, for the avoidance of doubt, the Company shall otherwise fully-control the defense and settlement of any such shareholder litigation.

Section 5.14    Delisting. The Company shall cooperate with Parent and shall use its reasonable best efforts prior to the Closing Date to cause the Common Stock to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 5.15     Rule 14d-10. Prior to the Offer Acceptance Time, the Compensation Committee of the Company Board (the “Compensation Committee”) will take such steps as are required to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee of the Company or any Affiliate of the Company who is a holder of any security of the Company to be approved by the Compensation Committee in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 5.16    Takeover Laws. The Company and Parent shall each use its reasonable best efforts to (a) (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Merger Transactions and (ii) refrain from taking any actions that would cause the applicability of such Laws, and (b) if the restrictions of any Takeover Law become applicable to any of the Merger Transactions, take all action necessary to ensure that the Merger Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Merger Transactions.

ARTICLE VI

CONDITIONS

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a)    No Orders. No Governmental Authority shall have issued any Order that enjoins or otherwise prohibits consummation of the Merger.

(b)    Consummation of Offer. Merger Sub shall have irrevocably accepted for payment all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

Section 6.2    Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of, or failure to perform with respect to, any provision of this Agreement, including Section 5.7 and Section 5.8.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination by Mutual Consent. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by mutual written consent of Parent and the Company.

Section 7.2    Termination by Either Parent or the Company. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by either Parent or the Company:

(a)    if the Offer Acceptance Time has not occurred by December 6, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement if the failure of such party to perform any of its covenants or agreements under this Agreement has been a principal cause of the failure of the Offer Acceptance Time to occur by the Outside Date;

(b)    if any Order having the effect set forth in paragraph (b) of Annex I shall be in effect and shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party to this Agreement unless such party shall have complied with its obligations under Section 5.7 and Section 5.8; or

(c)    if the Offer (as it may have been extended pursuant to this Agreement) shall have expired at a time when the Minimum Condition shall not have been satisfied and without the acceptance for payment of shares of Common Stock pursuant to the Offer; provided, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party to this Agreement if the failure of such party to perform any of its covenants or agreements under this Agreement has been a principal cause of the failure of the Offer Acceptance Time to occur by the Outside Date.

Section 7.3    Termination by Parent. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by Parent:

(a)    if the Company breaches any of its representations or warranties, or fails to perform any of its covenants or agreements contained in this Agreement and which breach or failure (i) would give rise to the failure of a condition set forth in paragraphs (d), (e) or (f) of Annex I and (ii) by its nature cannot be cured or has not been cured by the Company by the earlier of (A) the Outside Date and (B) the date that is 20 Business Days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in material breach of their respective representations or warranties or then materially failing to perform their respective covenants or agreements contained in this Agreement; or

(b)    following an Adverse Recommendation Change, or if the Company shall have breached (other than in immaterial respects) its obligations under Section 5.4.

Section 7.4    Termination by the Company. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Offer Acceptance Time by the Company:

(a)    in order to enter into an Acquisition Agreement pursuant to and in accordance with Section 5.4(e); provided that prior to or concurrently with such termination the Company pays the Termination Fee under Section 7.6(b)(i); or

(b)    if Parent or Merger Sub breaches any of their respective representations or warranties, or fails to perform any of their respective covenants or agreements contained in this Agreement and which breach or failure (i) would, individually or when aggregated with any such other breaches of failures, reasonably be expected to result in a Parent Material Adverse Effect and (ii) by its nature cannot be cured or has not been cured by Parent or Merger Sub, as applicable, by the earlier of (A) the Outside Date and (B) the date that is 20 Business Days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in material breach of its representations or warranties or then materially failing to perform its covenants or agreements contained in this Agreement.

Section 7.5    Effect of Termination. In the event of termination of this Agreement as provided in this Article VII, notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement and the Support Agreements shall immediately become void and of no effect, without any Liability or obligation on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates; provided, that:

(a)    the Confidentiality Agreement, the Guarantee, Section 5.3(b), Section 5.9, Section 5.10, the expense reimbursement and indemnification provisions of Section 5.11, this Section 7.5, Section 7.6 and Article VIII, as applicable, shall survive the termination hereof;

(b)    the Company may have Liability as provided in Section 7.6; and

(c)    no such termination shall relieve any party from any Liability resulting from a Willful and Material Breach of this Agreement or for fraud based upon such party’s specific representations and warranties made under this Agreement.

Section 7.6    Fees Following Termination.

(a)    Except as set forth in Section 5.11, all Expenses incurred in connection with this Agreement and the Merger Transactions shall be paid in accordance with the provisions of Section 5.10.

(b)    The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Termination Fee:

(i)    if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made substantially concurrently with such termination;

(ii)    if this Agreement is terminated by Parent pursuant to Section 7.3(a) or Section 7.3(b), in which case payment shall be made within five Business Days following such termination; or

(iii)    if (A) a Takeover Proposal shall have been publicly made or publicly proposed to the Company or otherwise publicly announced or made to the Company Board, in each case prior to the Offer Acceptance Time and not subsequently withdrawn; (B) thereafter this Agreement is terminated (x) by the Company or Parent pursuant to Section 7.2(a) or Section 7.2(c) and there shall not have been a failure of an Offer Condition set forth in clause (b) or (c) of Annex I or (y) by Parent pursuant to Section 7.3(a); and (C) within 9 months following the date of such termination set forth in clause (B) of this Section 7.6(b)(iii), the Company enters into a definitive written agreement with respect to any transaction specified in the definition of “Takeover Proposal” or any such transaction is consummated, in each case whether or not involving the same Takeover Proposal or the Person making the Takeover Proposal referred to in clause (A) of this Section 7.6(b)(iii), in which case payment shall be made within five Business Days following the earlier of the date on which the Company (1) enters into such definitive written agreement, or (2) consummates such transaction. For purposes of the foregoing clauses (A) and (C) only, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “50%”.

(c)    For purposes of this Agreement, the “Termination Fee” means an amount in cash equal to $7,825,000.

(d)    Parent and the Company acknowledge that the provisions of this Section 7.6 are an integral part of the Merger Transactions and that without these agreements, Parent and the Company would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.6, and, in order to obtain the payment, Parent or Merger Sub commences a Legal Action which results in a judgment against the Company for the payment set forth in this Section 7.6, the Company shall pay, as applicable, Parent’s or Merger Sub’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Legal Action, in addition to any other amounts due pursuant to this Section 7.6, together with interest on each such amount at the prime rate as published in The Wall Street Journal in effect on the date each such payment was required to be made through the date each such payment was actually received.

(e)    Subject to Parent’s and Merger Sub’s right to specific performance set forth in Section 8.15, and except in the case of Willful and Material Breach of this Agreement or for fraud, (i) Parent’s right to receive the Termination Fee pursuant to this Section 7.6 shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub (and their respective Affiliates, including Guarantor) against the Company and its Subsidiaries, their respective Associated Parties or Representatives, or any Associated Party of such Associated Parties for any damages suffered as a result of the failure of the Merger Transactions to be consummated, and (ii) upon payment of such amount, no Person shall have any other rights or claims against any of the Company, its Subsidiaries, any of their respective Associated Parties or Representatives, or any Associated Party of such Associated Parties under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company, its Subsidiaries, any of their respective Associated Parties or Representatives, or any Associated Party of such Associated Parties shall have any further Liability or obligation relating to or arising out of this Agreement or the Merger Transactions. Except in the case of Willful and Material Breach of this Agreement or for fraud, in the event Parent has received all amounts to which it is entitled pursuant to this Section 7.6, none of the Company, any of its Subsidiaries, any of their respective Associated Parties or Representatives, nor any Associated Party or such Associated Parties Representatives shall have any further Liability under this Agreement or in connection with the Merger Transaction.

(f)    For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Certain Definitions. For purposes of this Agreement:

(a)    “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Takeover Proposal entered into prior to the date hereof, or if entered into on or after the date hereof, on terms substantially similar (except with respect to standstill provisions) to the Company than those contained in the Confidentiality Agreement.

(b)    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(c)    “Associated Party” means, with respect to any Person, such Person’s former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, financing sources managers, general or limited partners or assignees.

(d)    “Business Day” means any day other than Saturday, Sunday or a day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.

(e)    “Company Equity Plans” means the Company’s (i) Amended and Restated 2015 Equity Plan and (ii) Amended and Restated 2005 Stock Incentive Plan, as amended.

(f)    “Company Material Adverse Effect” means any fact, change, event or occurrence that, individually or in the aggregate, would (i) materially adversely affect the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially impede or materially delay the performance by the Company of its obligations hereunder or the consummation by the Company of the Merger Transactions; provided, that the term “Company Material Adverse Effect” shall not include any such fact, change, event or occurrence relating to or arising from (A) any national, international, or regional economic, financial, social or political conditions (including changes therein) in general, including the results of elections, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (B) changes in any financial, credit, capital or securities markets or conditions (including any disruption thereof), (C) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (D) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or in standards, guidance, interpretations or enforcement thereof, (E) any change in the market price or trading volume or ratings of any securities of the Company, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to the Company or any of its Subsidiaries for any period, including with respect to revenue, earnings, profit, cash flow or cash position (it being understood that the underlying causes of such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (F) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war, (G) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity (excluding any mandatory public health mandates announced by Governmental Authorities to address COVID-19, including any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, policy, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19 that result in the closure of indoor dining rooms for a period of no less than thirty days in at least 50% of restaurants operated by the Company, its Subsidiaries and each of their Franchisees), (H) outbreaks of food contamination or food-borne illness, (I) any Legal Action arising from or relating to this Agreement or the Merger Transactions, (J) the execution, announcement, performance or existence of this Agreement, the identity of Parent or its Affiliates, the taking or not taking of any action to the extent required by this Agreement, or the pendency or contemplated consummation of the Merger Transactions, including any actual or potential loss or impairment of any Contract or relationship with any supplier, investor, landlord, Franchisee, partner, employee or other business relation due to any of the foregoing in this subclause (provided that this clause

(J) shall not apply to references to “Company Material Adverse Effect” in Section 3.3 (Corporate Authorizations), Section 3.6 (Government Authorizations) and Section 3.7 (Non-Contravention)), (K) compliance by the Company and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement, (L) any actions taken, or not taken, with the consent, waiver or at the request of Parent, or (M) any effect that is cured by the Company prior to the termination of this Agreement; provided, further, that with respect to subclauses (A), (B), (C), (D), (F), (G) and (H), only to the extent such fact, change, event or occurrence does not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other similarly situated companies (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

(g)    “Company Organizational Documents” means the articles of incorporation and bylaws (or the equivalent organizational documents) of the Company and its Subsidiaries as in effect on the date of this Agreement.

(h)    “Company SEC Reports” means any report, schedule, form, statement or other document (including exhibits) filed with or furnished to, or required to be filed with or furnished to, the SEC.

(i)    “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

(j)    “COVID-19 Tax Acts” means the Families First Coronavirus Response Act (Pub. L. 116-127) and The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended by the Consolidated Appropriations Act, 2021, and the American Rescue Plan Act of 2021, and includes any Treasury regulations or other official guidance promulgated under either of the foregoing.

(k)    “Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(l)    “Environmental and Safety Laws” means all Laws concerning protection of the environment, employee health and safety, and natural resources, including regulation of Hazardous Materials and other pollutants, and including, without limitation, the federal Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response and Compensation, and Liability Act of 1980, Safe Drinking Water Act, Occupational Safety and Health Act, Hazardous Materials Transportation Act, Federal Food, Drug and Cosmetic Act, and their state and local counterparts.

(m)    “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that, together with the Company or any Subsidiary, is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(n)    “Franchise Agreement” means any agreement, including, any franchise agreement, area development agreement or similar agreement that relates to the development or franchising of franchises, pursuant to which the Company or any Subsidiary of the Company grants to any Person (other than the Company or any Subsidiary of the Company) any franchise, or right or option to acquire any franchise, to develop or operate, or license others to develop or operate, any retail business that sells Company products.

(o)    “Franchisee” means any Person (other than the Company or any Subsidiary of the Company) to whom the Company or a Subsidiary of the Company, grants, pursuant to a Franchise Agreement, a right to develop or operate, or to license others to develop or operate, any retail business that sells Company products.

(p)    “Governmental Authority” means (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization, including the Nasdaq, or (iii) any political subdivision of any of the foregoing.

(q)    “Hazardous Materials” means any pollutant, contaminant, toxic substance, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon that is regulated pursuant to Environmental and Safety Laws.

(r)    “Incidental Inbound License” means any (i) permitted use right in a non-disclosure agreement; (ii) non-exclusive license of Intellectual Property, including any generally-available Software (including Software as-a-Service), data, or content that does not require aggregate payments by the Company in excess of $100,000 during the 12-month period prior to the Closing Date; or (iii) non-exclusive license that is included in but ancillary to a Contract to purchase or lease standard office equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property in the nature of a “shrink-wrap” and other generally-available end-user license or permission.

(s)    “Incidental Outbound License” means any (i) permitted use right in a non-disclosure agreement; (ii) any supplier or vendor Contract that grants permission to the other party to identify the Company or any of its Subsidiaries as a customer of the supplier or vendor during the term of the Contract; or (iii) a license granted to a current or former supplier, vendor, employee, or contractor of the Company or any of its Subsidiaries solely to use Intellectual Property for the benefit of the Company or any of its Subsidiaries.

(t)    “Intellectual Property” means all rights with respect to: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions; (ii) copyrights and registrations and applications therefor; (iii) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (v) Trademarks; (iv) Trade Secrets; and (v) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing.

(u)    “Intervening Event” means any material event, fact, circumstance, development or occurrence that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date hereof, and (ii) becomes known to the Company Board prior to the Offer Acceptance Time.

(v)    “Knowledge” means (i) when used with respect to the Company, means the actual knowledge after reasonable inquiry of the employees of the Company and its Subsidiaries with the administrative or operational responsibility for such matter in question (all information included in written disclosures to the Company or its Subsidiaries as a part of any acquisition transaction during the two year period prior to the date of this Agreement shall be deemed to be actual knowledge for purposes of this definition) of the individuals listed on Section 8.1(v) of the Company Disclosure Schedule, after reasonable inquiry, and (ii) when used with respect to Parent, the actual knowledge of any of the officers or directors of Parent or Merger Sub, after reasonable inquiry.

(w)    “Law” means any federal, state, foreign, local, or municipal law, common law, statute, ordinance, code, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, directive, judgment, decision, regulation, rule or other requirement of any Governmental Authority, and any Orders.

(x)     “Liens” means any mortgages, liens, pledges, security interests, hypothecations, claims, deeds of trust, options, rights of first offer or refusal, restrictions on transfer, charges or other encumbrances in respect of any property or asset.

(y)    “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Authority.

(z)    “Owned Intellectual Property” means all Intellectual Property related to the business of the Company and its Subsidiaries that is owned or purported to be owned by either the Company or any of its Subsidiaries, as the case may be.

(aa)    “Parent Material Adverse Effect” means any effect, change, event or occurrence that prevents or materially delays, interferes with, hinders or impairs (i) the consummation by Parent or Merger Sub of any of the Merger Transactions on a timely basis or (ii) the compliance by Parent or Merger Sub with their respective obligations under this Agreement.

(bb)    “Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-65 and 2021-11).

(cc)    “Permitted Lien” means (i) any Lien for Taxes which are not yet due or which are being contested in good faith by appropriate proceedings and for which, in each case,

adequate reserves have been established therefore in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports, (iii) such non-monetary Liens or other imperfections of title with respect to real property, if any, that are not materially adverse to the Company and its Subsidiaries, including (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title insurance policies, title reports or existing surveys which have (together with all documents creating or evidencing such Liens) been delivered to Parent, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business consistent with past practice for amounts not yet due or which are being contested in good faith by appropriate proceedings, but only if adequate reserves have been established therefor in accordance with GAAP, (vii) in the case of leased real property, any Lien to which the fee or any other interest in the leased premises is subject, (viii) any right, restriction or covenant associated with any license of Intellectual Property and (ix) other Liens that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(dd)    “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(ee)    “Personal Data” means, in addition to any definition provided by an applicable Law, any information that specifically identifies, or is capable of identifying, any individual Person or device, or any information that could be associated with such individual or device, such as an address, e-mail address, telephone number, health information, financial information, drivers’ license number, location information, or government issued identification number. Personal Data includes information in any form, including paper, electronic and other forms.

(ff)     “PPP Loans” means the indebtedness evidenced by those certain Promissory Notes set forth on Section 8.1(ff) of the Company Disclosure Schedule, together with all amendments thereto and other documents entered into in connection therewith.

(gg)    “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person and its Subsidiaries.

(hh)    “Rights” means any rights, title, interest or benefit of whatever kind or nature.

(ii)    “Subsidiary” means, when used with respect to any Person, any other Person that such Person, directly or indirectly, owns or has the power to vote or control more than 50% of the equity interests, capital stock, voting stock or other equity or voting interests of such other Person.

(jj)    “Superior Proposal” means any bona fide written Takeover Proposal made by a third party after the date hereof (with all percentages included in the definition of “Takeover Proposal” increased to 80%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that (i) is reasonably likely to be consummated and (ii) if consummated, would be more favorable to the stockholders of the Company, taken as a whole, in each case from a financial point of view, than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Takeover Proposal).

(kk)    “Takeover Proposal” means any proposal or offer relating, directly or indirectly, to (i) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving 20% or more of the capital stock of the Company or any of its Subsidiaries or consolidated assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing 20% or more of the consolidated assets, revenues or gross profits of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or other acquisition or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

(ll)    “Tax Returns” means any and all reports, returns, declarations, claims for refund, information reports or returns or statements supplied or required to be supplied to a Governmental Authority, or maintained or required to be maintained by a Governmental Authority or pursuant to applicable Law, in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(mm)    “Taxes” means any and all federal, state, local or foreign taxes, levies, imposts, duties, and similar governmental charges or fees (including any interest, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts and (ii) ad valorem, value added, capital gains, sales, goods and services, use, excise, stamp, real or personal property, capital stock, business, license, branch, profits, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, occupation, premium, windfall profits, escheat, unclaimed property, transfer and gains taxes.

(nn)    “Trade Secrets” means information, including a formula, algorithm, data architecture, pattern, compilation, program, device, method, technique, know-how or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use.

(oo)    “Trademarks” means, trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications, registrations and renewals therefore.

(pp)    “Willful and Material Breach” means a material breach, or a material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be expected to cause a breach of this Agreement, it being understood that such term shall include, in any event, Parent’s or Merger Sub’s failure to cause the Offer Acceptance Time to occur or to consummate the Closing when required to do so by this Agreement.

Section 8.2    Interpretation. Unless the express context otherwise requires:

(a)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean U.S. dollars;

(d)    references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Schedule, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Exhibits of Annexes of this Agreement unless the context otherwise requires;

(e)    wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)    references herein to any gender shall include each other gender;

(g)    references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j)    the word “or” shall be disjunctive but not exclusive;

(k)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l)    references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m)    the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day;

(p)    references herein to “as of the date hereof”, “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”; and

(q)    “made available” to Parent refers to information posted by the Company in the virtual data room for “Project Grill 2022” hosted on Dentons Direct, as accessible to Parent at 3:01 p.m. (New York City time) on the date of this Agreement.

Section 8.3    No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 8.4     Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 8.5    Submission to Jurisdiction. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal of the Court of Chancery of the State of Delaware, County of Newcastle (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any appellate court therefrom (the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the Merger Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the Merger Transactions in any court other than the Chosen Courts.

Section 8.6     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS

AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.6.

Section 8.7    Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

MTY Group 8210, route Transcanadienne

St. Laurent, QC, H4S 1M5

Canada

Attention: Eric Lefebvre

Email: eric@mtygroup.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

12531 High Bluff Drive

San Diego, CA 92130-2040

United States

Attention: Steven G. Rowles; Shai Kalansky

Email: SRowles@mofo.com; SKalansky@mofo.com

If to the Company, to:

BBQ Holdings, Inc.

12701 Whitewater Drive, Suite 100

Minnetonka, Minnesota 55343

Attention: Chief Executive Officer

Email: jeff.crivello@bbq-holdings.com

with a copy (which shall not constitute notice) to:

Dentons Sirote PC

2311 Highland Avenue South

Birmingham, AL 35205

United States

Attention: W. Todd Carlisle; David W. Drum

Email: tood.carlisle@dentons.com; david.drum@dentons.com

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile and electronic mail, on the day on which such facsimile and electronic mail were sent; provided, that receipt is confirmed, (c) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 8.8    Amendment. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided that following the Offer Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. This Agreement may not be amended or supplemented after the Effective Time.

Section 8.9     Extension; Waiver. At any time before the Offer Acceptance Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 8.10    Entire Agreement. This Agreement (including the Exhibits and Annexes hereto), the Company Disclosure Schedule, the Support Agreements, the Confidentiality Agreement and the Guarantee constitute the entire agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 8.11     No Third-Party Beneficiaries. Except (a) as provided in Section 5.6, Section 7.6(e), Section 8.15 and Section 8.17, (b) if the Offer Acceptance Time occurs, for the rights of holders of Common Stock that validly tendered their shares in the Offer to receive the Offer Price in respect of such shares and (c) if the Effective Time occurs, for the rights of the holders of Common Stock to receive the Merger Consideration and for the rights of the holders of Company

Equity Awards to receive such amounts as provided for in Section 2.3, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.12    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, then (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.13    Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III, the Company has or may have set forth information in the Company Disclosure Schedule in a section of such Company Disclosure Schedule that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Schedule shall not constitute an admission by the Company that such item is material, that such item has had or would reasonably be expected to result in any Company Material Adverse Effect.

Section 8.14     Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of Law or otherwise, all or any portion of its rights or Liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. No assignment by any party shall relieve such party of any of its obligations hereunder. Any purported assignment not permitted hereby shall be null and void.

Section 8.15    Specific Performance.

(a)    The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies (including those as set forth in Section 7.6) would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that, subject to Section 8.15(b), the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b)    Notwithstanding anything to the contrary in Section 8.15(a), the right of the Company to seek an injunction, specific performance or other equitable relief in connection with enforcing Parent’s obligation to fund the Offer Price and the Merger Consideration and Parent’s and Merger Sub’s obligations to cause the Offer Acceptance Time to occur and to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable relief for any other reason) shall be subject to the requirements that (i) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such conditions being able to be satisfied) or waived at the Expiration Time, and (ii) the Company has irrevocably confirmed that it would take such actions required of it by this Agreement to cause the Closing to occur.

Section 8.16    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

Section 8.17 Non-Recourse. All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the Merger Transactions or the negotiation, execution, performance or non-performance of this Agreement or the Merger Transactions (including any representation or warranty made in or in connection with this Agreement or the Merger Transactions) may be made by any party hereto only against the Persons that are expressly identified as parties hereto or thereto. In no event shall any named party to this Agreement have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or other Representative of any named party to this Agreement that is not itself a named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, at law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any party to this Agreement for any obligations or liabilities arising under, in connection with or related to this Agreement, or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 8.17.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

MTY FRANCHISING USA, INC.

By:	/s/ Eric Lefebvre
Name: Eric Lefebvre
Title: Chief Executive Officer

GRILL MERGER SUB, INC.

By:	/s/ Eric Lefebvre
Name: Eric Lefebvre
Title: Chief Executive Officer

BBQ HOLDINGS, INC.

By:	/s/ Jeffery Crivello
Name: Jeffery Crivello
Title: Chief Executive Officer

Annex I

Offer Conditions

Notwithstanding any other provision of the Agreement or the Offer and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or pay for, and, subject to such rules and regulations, may delay the acceptance for payment or payment for, any shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer and may terminate or amend the Offer in accordance with the terms of this Agreement, if any of the following conditions exist or have occurred and are continuing at the scheduled Expiration Time of the Offer:

(a)    Minimum Condition. The number of shares of Common Stock validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 302A.613(4)(b) of the MBCA), together with any shares of Common Stock otherwise owned by Merger Sub or its Affiliates, do not represent at least one share more than 50% of the then issued and outstanding shares of Common Stock (determined on a fully diluted basis (which assumes conversion of exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule, or other terms and conditions thereof) (the “Minimum Condition”).

(b)    Orders. Any Law or Order shall be in effect enjoining or otherwise prohibiting consummation of the Offer or the Merger.

(c)    Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired or early termination thereof shall not have been granted and there shall not be in effect any voluntary agreement between the Company and the Federal Trade Commission or the Department of Justice pursuant to which the Company has agreed not to consummate the transactions contemplated by this Agreement for any period of time.

(d)    Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.12(b) shall not be true and correct in all respects as of the Expiration Time with the same effect as though made as of the Expiration Time, (ii) set forth in Section 3.8 shall not be true and correct in all respects, other than inaccuracies that are de minimis in amount (meaning that such inaccuracies, collectively, would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Merger Sub as contemplated by Article I and Article II of this Agreement), as of the date of this Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.1, Section 3.3, Section 3.4, Section 3.33 and Section 3.34 shall not be true and correct in all material respects as of the date of the Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in this Agreement, other than those Sections specifically identified in clause (i) through (iii) of this paragraph (d), shall not be true and correct

(disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)    Compliance with Covenants. The Company shall not have complied with or performed in all material respects its obligations required to be complied with or performed by it prior to the Expiration Time under the Agreement and such failure to comply or perform shall not have been cured by the Expiration Time.

(f)    Company Material Adverse Effect Condition. Since the date of the Agreement there shall have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(g)    No Termination of Agreement. The Agreement shall have been terminated in accordance with its terms.

(h)    Certificate. Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company, certifying that none of the conditions set forth in clause (d), (e) or (f) hereof shall be continuing as of the Expiration Time.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, other than the Minimum Condition, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their respective sole discretion, in each case subject to the terms and conditions of this Agreement and to the extent permitted by applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed unless specifically defined in this Annex I.

Exhibit A

Articles of Incorporation